QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

    among:

PHARMACOPEIA, INC.
a Delaware corporation;

EAGLE ACQUISITION CORPORATION,
a Delaware corporation; and

EOS BIOTECHNOLOGY, INC.
a Delaware corporation

Dated as of August 21, 2001

i

3.9.	Absence of Changes	22
3.10	Compliance with Legal Requirements	23
3.11.	Governmental Authorizations	23
3.12.	Legal Proceedings; Orders	23
3.13.	Proprietary Assets	23
3.14.	Broker's Fees	24
SECTION 4.	CERTAIN COVENANTS	24
4.1.	Access and Investigation	24
4.2.	Operation of the Company's Business	24
4.3.	Operation of Parent's Business	27
4.4.	No Negotiation	28
4.5.	No Solicitation	29
SECTION 5.	ADDITIONAL COVENANTS OF THE PARTIES	29
5.1.	Registration Statement; Proxy Statement/Prospectus	29
5.2.	Parent Stockholders' Meeting	31
5.3.	Regulatory Approvals	31
5.4.	Stock Options; Company Securities	32
5.5.	Indemnification of Officers and Directors	34
5.6.	Tax Free Reorganization	34
5.7.	Additional Agreements	35
5.8.	Disclosure	35
5.9.	Tax Matters	36
5.10.	Parent Plans and Benefit Arrangements	36
5.11.	Nasdaq Listing	36
5.12.	Election to Board of Directors	37
5.13.	FIRPTA Matters	37
5.14.	Transfer Restriction Agreements	37
5.15.	Employment Contracts	37
SECTION 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB	37
6.1.	Accuracy of Representations	37
6.2.	Performance of Covenants	37
6.3.	Effectiveness of Registration Statement	37
6.4.	Stockholder Approval	37
6.5.	Agreements and Documents	37
6.6.	Nasdaq Listing	38
6.7.	No Restraints	38
6.8.	HSR Act	38
6.9.	Material Adverse Change	38
6.10.	Compliance Certificate	38
6.11.	No Other Litigation	38
6.12.	Appraisal Rights	38
SECTION 7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY	38
7.1.	Accuracy of Representations	38
7.2.	Performance of Covenants	39
7.3.	Effectiveness of Registration Statement	39
7.4.	Stockholder Approval	39

7.5.	Legal Opinions	39
7.6.	Nasdaq Listing	39
7.7.	No Restraints	39
7.8.	HSR Act	39
7.9.	Material Adverse Change	39
7.10.	Compliance Certificate	39
7.11.	Board of Directors	39
SECTION 8.	TERMINATION	40
8.1.	Termination	40
8.2.	Effect of Termination	41
8.3.	Termination Fee; Expenses	41
SECTION 9.	INDEMNIFICATION	41
9.1.	Survival of Representations	41
9.2.	Indemnification	42
9.3.	Threshold	42
9.4.	Offset Against Escrow Shares and Cash; Sole Remedy	42
9.5.	No Contribution	43
9.6.	Exercise of Remedies by Parent Indemnitees Other Than Parent	44
SECTION 10.	MISCELLANEOUS PROVISIONS	45
10.1.	Company Stockholders' Representatives	45
10.2.	Amendment	45
10.3.	Waiver	46
10.4.	Entire Agreement; Counterparts; Applicable Law	46
10.5.	Assignability	46
10.6.	Notices	47
10.7.	Cooperation	48
10.8.	Construction	48
10.9.	Titles	48
10.10.	Sections and Exhibits	49
10.11.	Rights and Remedies	49

EXHIBITS

Exhibit A	—	Certain Definitions
Exhibit B	—	Form of Voting Agreement
Exhibit C	—	Form of Certificate of Incorporation
Exhibit D	—	Form of Escrow Agreement
Exhibit E	—	Form of Tax Representation Letters
Exhibit F	—	Form of Transfer Restriction Agreement
Exhibit G	—	Form of Opinion of Debevoise & Plimpton
Exhibit H	—	Form of Opinion of Dechert

AGREEMENT AND PLAN
OF MERGER AND REORGANIZATION

    THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of August 21, 2001, by and among PHARMACOPEIA, INC., a Delaware corporation ("Parent"); EAGLE ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"); and EOS BIOTECHNOLOGY, INC., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

    A.  Parent, Merger Sub and the Company intend to effect a merger (the "Merger") of the Company with and into Merger Sub in accordance with this Agreement and the Delaware General Corporation Law (the "DGCL"). Upon consummation of the Merger, the Company will cease to exist, and Merger Sub will survive as a wholly-owned subsidiary of Parent.

    B.  The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

    C.  Simultaneously with the execution of this Agreement, and as an inducement to Parent to enter into this Agreement, certain stockholders of the Company are entering into Voting Agreements with Parent in the form of Exhibit B (the "Voting Agreement") pursuant to which each stockholder has, among other things, agreed, upon the terms and subject to the conditions thereof, to vote his Company Capital Stock in favor of the Merger.

    D.  It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For accounting purposes, it is intended that the Merger be treated under the purchase method.

AGREEMENT

    The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. Description Of Transaction.

    1.1.  Merger of the Company into Merger Sub.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable law, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Merger Sub, and the separate existence of the Company shall cease. Merger Sub will continue as the surviving corporation in the Merger (the "Surviving Corporation").

    1.2.  Effect of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

    1.3.  Closing; Effective Time.  The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Dechert, Princeton, New Jersey, or at such other place as the parties may agree, at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which (subject to the satisfaction or waiver of the conditions set forth in Sections 6 and 7) shall be no later than the second business day after the latest to occur of the satisfaction or waiver of the conditions set forth in Sections 6 and 7. Contemporaneously with the Closing, a properly executed certificate of merger conforming to the requirements of the DGCL (the "Certificate of Merger") shall be filed with the Secretary of State of the State of Delaware. The Merger shall take effect at the later of (a) the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware and (b) such later time as may be specified in the Certificate of Merger (the "Effective Time").

    1.4.  Certificate of Incorporation and Bylaws; Directors and Officers.

      (a) Subject to Section 5.5, the certificate of incorporation of Merger Sub, a copy of which is attached hereto as Exhibit C, shall be the certificate of incorporation of the Surviving Corporation immediately after the Effective Time, except that the name of the Surviving Corporation will be Eos Biotechnology, Inc.;

      (b) subject to Section 5.5, the bylaws of Merger Sub shall be the bylaws of the Surviving Corporation immediately after the Effective Time;

      (c) the directors of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of Merger Sub immediately prior to the Effective Time; and

      (d) the officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are officers of the Company immediately prior to the Effective Time, except that Joseph A. Mollica shall be the Chief Executive Officer of the Surviving Corporation.

    1.5.  Conversion of Shares.

      (a) Subject to Sections 1.5(b), 1.5(c), 1.8 and 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

         (i) any shares of Company Common Stock then held by the Company (or held in the Company's treasury) shall be canceled and shall cease to exist;

        (ii) any shares of Company Common Stock then held by Parent, Merger Sub or any other subsidiary of Parent shall be canceled and shall cease to exist;

        (iii) except as provided in clauses (i) and (ii) above, each share of Company Common Stock then outstanding shall be converted into the right to receive 0.18136927 (as adjusted pursuant to clause (iv) below or pursuant to Section 1.5(b), the "Exchange Ratio") shares of Parent Common Stock (the "Stock Consideration") and shall be exchanged for such number of shares of Parent Common Stock upon surrender of the certificate representing such share of Company Common Stock (or a certificate representing Company Preferred Stock that has been converted into Company Common Stock) in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 1.7); provided, however, that if the Fair Market Value of the Parent Common Stock shall be less than $14.887 per share, then each share of Company Common Stock then outstanding shall be converted into the right to receive (A) the Stock Consideration and (B) a cash payment (the "Cash Consideration") in United States dollars equal to the product of (x) the Exchange Ratio multiplied by (y) the difference between $14.887 and the Fair Market Value of the Parent Common Stock.

        (iv) Notwithstanding the foregoing, if the Fair Market Value of the Parent Common Stock exceeds $20.00, then the Exchange Ratio shall be recomputed by dividing $213,000,000 by the Fair Market Value of the Parent Common Stock and then dividing the resulting quotient by 58,713,612.

        (v) Each share of common stock of Merger Sub, par value $.01 per share, that is issued and outstanding immediately prior to the Effective Time shall continue to be one share of common stock of the Surviving Corporation, par value $.01 per share, and each certificate evidencing ownership of any such shares of Merger Sub shall evidence ownership of the same number of shares of the common stock of the Surviving Corporation.

      (b) Subject to Section 4.2, if, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the applicable Exchange Ratio shall be appropriately adjusted.

      (c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder and allocating the initial distribution of such shares between such holder and the Escrow Agent in accordance with Section 1.7(b)) shall, upon surrender of such holder's Company Stock Certificate(s), be paid in cash the dollar amount set forth in Section 1.7(b).

      (d) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then (subject to the terms of any agreement between the Company and a holder of such shares) the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option (except that the repurchase price will be the quotient of the original repurchase price divided by the Exchange Ratio), risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

    1.6.  Closing of the Company's Transfer Books.  At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time (after giving effect to the Conversion Vote) shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive the consideration described in Section 1.5(a); and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of Company Capital Stock (a "Company Stock Certificate") is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

    1.7.  Exchange of Certificates.

      (a) Prior to the Closing Date, Parent shall select a reputable bank, stock transfer agent or trust company to act as exchange agent in the Merger (the "Exchange Agent"). Promptly after the Effective Time, Parent shall deposit with the Exchange Agent (i) certificates representing 90% of the shares of Parent Common Stock issuable pursuant to this Section 1 and (ii) cash sufficient to pay 90% of the Cash Consideration, if applicable, and to make payments in lieu of fractional shares in accordance with Section 1.5(c). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "Exchange Fund."

      (b) As soon as practicable after the Effective Time, the Exchange Agent will mail to the registered holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock and Cash Consideration, if applicable. Subject to Section 1.5(c), upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing 90% of the number of shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(a), and the remaining 10% of that number of shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(a) shall be held by the Escrow Agent (as defined below) subject to the terms hereof and of the Escrow Agreement (as defined below), provided that the certificates representing Parent Common Stock to be delivered to the holder of a Company Stock Certificate and to the Escrow Agent shall, in each case, represent only whole shares of Parent Common Stock; (B) the Company Stock Certificate so surrendered shall be canceled; and (C) the holder of such Company Stock Certificate shall be entitled to receive 90% of the Cash Consideration, if any, that such holder has the right to receive pursuant to the provisions of Section 1.5(a), and the remaining 10% of the Cash Consideration, if any, that such holder has the right to receive pursuant to the provisions of Section 1.5(a) shall be held by the Escrow Agent subject to the terms hereof and of the Escrow Agreement. In lieu of any fractional shares to which such holder would otherwise be entitled, after combining any fractional interests of such holder into as many whole shares as is possible, the holder of such Company Stock Certificate shall be paid in cash an amount equal to the sum of (1) the dollar amount (rounded to the nearest whole cent) determined by multiplying the Fair Market Value of the Parent Common Stock by the fraction of a share of Parent Common Stock that would otherwise be deliverable to such holder under clause (ii)(A) above and (2) the dollar amount (rounded to the nearest whole cent) determined by multiplying the Fair Market Value of the Parent Common Stock by the fraction of a share of Parent Common Stock that would otherwise be deliverable to the Escrow Agent under clause (ii)(A) above. Parent may deliver to the Escrow Agent one certificate representing the total number of shares of Parent Common Stock to be held in escrow pursuant to Section 1.9 in lieu of issuing separate certificates representing each such holder's Escrow Shares (as defined in Section 1.9). Until surrendered as contemplated by this Section 1.7, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) and Cash Consideration, if any, as contemplated by this Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock and Cash Consideration, if any, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate. In the event of a transfer of ownership of Company Capital Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, and Cash Consideration, if any, may be issued to a transferee if the certificate representing such Company Capital Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and by evidence that any applicable stock transfer taxes have been paid.

      (c) Any portion of the Exchange Fund that remains undistributed to former stockholders of the Company 180 days after the Effective Time shall be delivered by the Exchange Agent to Parent upon demand, and any former stockholders of the Company who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock, any dividends or distributions with respect to Parent Common Stock and Cash Consideration, if any.

      (d) Each of the Exchange Agent, the Escrow Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

      (e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Capital Stock for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

      (f)  No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7 (at which time such holder shall be entitled to receive all such dividends and distributions, without interest).

      (g) No interest shall accrue on the Cash Consideration.

    1.8.  Appraisal Rights.

      (a) Notwithstanding anything to the contrary contained in this Agreement, Appraisal Shares (as defined in Section 1.8(c)) shall not be converted into or represent the right to receive Parent Common Stock and Cash Consideration, if any, in accordance with Section 1.5(a) (or cash in lieu of fractional shares in accordance with Section 1.5(c)), and each holder of Appraisal Shares shall be entitled only to such rights with respect to such Appraisal Shares as may be granted to such holder in Section 262 of the DGCL. From and after the Effective Time, a holder of Appraisal Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of Appraisal Shares shall fail to perfect or shall waive, rescind, withdraw or otherwise lose such holder's right of appraisal under Section 262 of the DGCL, then (i) any right of such holder to require the Company to purchase the Appraisal Shares for cash shall be extinguished and (ii) such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Common Stock and Cash Consideration, if any, in accordance with Section 1.5(a) (and cash in lieu of any fractional share in accordance with Section 1.5(c)).

      (b) The Company (i) shall give Parent prompt written notice of any demand by any stockholder of the Company for appraisal of such stockholder's shares of Company Common Stock pursuant to the DGCL and of any other notice, demand or instrument delivered to the Company pursuant to the DGCL, and (ii) shall give Parent's Representatives the opportunity to participate in all negotiations and proceedings with respect to any such notice, demand or instrument. The

  Company shall not make any payment or settlement offer with respect to any such notice or demand unless Parent shall have consented in writing to such payment or settlement offer.

      (c) For purposes of this Agreement, "Appraisal Shares" shall refer to any shares of Company Common Stock outstanding immediately prior to the Effective Time (after giving effect to the Conversion Vote) that are held by stockholders who are entitled to demand and who properly demand appraisal of such shares pursuant to, and who comply with the applicable provisions of, Section 262 of the DGCL.

    1.9.  Escrow.

      (a) Upon the Closing, Parent shall withhold 10% of the shares of Parent Common Stock (the "Escrow Shares") and 10% of the Cash Consideration, if applicable (the "Escrow Cash") payable by Parent hereunder in respect of Company Capital Stock outstanding on the date hereof, and deliver such shares and cash to Chase Manhattan Trust Company, National Association as escrow agent (the "Escrow Agent"), to be held by the Escrow Agent as collateral to secure the rights of the Parent Indemnitees under Section 9 hereof. The Escrow Shares and Escrow Cash shall be held pursuant to the provisions of an escrow agreement substantially in the form of Exhibit D (the "Escrow Agreement"). The Escrow Shares will be represented by a certificate or certificates issued in the name of the Escrow Agent, and the Escrow Shares and Escrow Cash will be held by the Escrow Agent for a period to end 90 days from the Closing Date (the "Escrow Period"); provided, however, that in the event any Parent Indemnitee has made a claim under Section 9 prior to the end of the Escrow Period, then the Escrow Period shall continue (and the Escrow Agent will continue to hold, in accordance with the Escrow Agreement, a certain portion of the Escrow Shares and Escrow Cash) until such claim is fully and finally resolved. In the event that this Agreement is adopted by the Company's stockholders, then all such stockholders shall, without any further act of any Company stockholder, be deemed to have consented to and approved (i) the use of the Escrow Shares and Escrow Cash as collateral to secure the rights of the Parent Indemnitees under Section 9 in the manner set forth herein and in the Escrow Agreement, and (ii) the appointment of the Company Stockholders' Representatives (as defined in Section 10.1) as the representatives under the Escrow Agreement of the stockholders receiving shares of Parent Common Stock under this Agreement (and Cash Consideration, if applicable) and as the attorneys-in-fact and agents for and on behalf of each of such stockholders (other than holders of Appraisal Shares).

      (b) The Escrow Agreement shall require that:

         (i) all dividends paid on the Escrow Shares be distributed promptly by the Escrow Agent to the Company stockholders who contributed the Escrow Shares or on whose behalf the Escrow Shares were contributed under the Escrow Agreement; and

        (ii) all voting rights of the Escrow Shares be exercisable on behalf of the Company stockholders who contributed the Escrow Shares or on whose behalf the Escrow Shares were contributed under the Escrow Agreement or their authorized agent disclosed in writing to the Escrow Agent.

    1.10.  Tax Consequences.  For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 354(a) and 361(a) of the Code and Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

    1.11.  Accounting Consequences.  For accounting purposes, the Merger is intended to be treated under the purchase method.

    1.12.  Further Action.  If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the

Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. Representations And Warranties Of The Company.

    The Company represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedule delivered by the Company to Parent on the date of this Agreement (the "Company Disclosure Schedule"):

    2.1.  Due Organization, Standing and Power.

      (a) Except as described in Part 2.1(a) of the Company Disclosure Schedule, the Company does not own any shares of capital stock of, or equity interest of any nature in, any Entity. The Company is not obligated to make any future investment in or capital contribution to any Entity.

      (b) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

      (c) The Company is qualified to do business as a foreign corporation, and is in good standing, under the laws of the jurisdictions where the nature of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect on the Company. Each such jurisdiction is listed in Part 2.1(c) of the Company Disclosure Schedule.

      (d) The organizational documents of the Company as in effect on the date hereof are attached as Part 2.1(d) of the Company Disclosure Schedule. The Company has made available to Parent materially accurate and materially complete copies of the minutes of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company and the Board of Directors and all committees of the Board of Directors of the Company, which meetings and proceedings took place between June 2, 1997 and May 18, 2001.

    2.2.  Capitalization, Etc.

      (a) The authorized capital stock of the Company consists of: (i) 75,000,000 shares of Company Common Stock, of which 8,299,015 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 50,356,750 shares of Company Preferred Stock, (A) of which 950,000 shares are designated as Series A Preferred Stock and of which 950,000 have been issued and are outstanding as of the date of this Agreement; (B) of which 10,406,750 shares are designated as Series B Preferred Stock and of which 10,328,750 have been issued and are outstanding as of the date of this Agreement; (C) of which 5,000,000 shares are designated as Series C Preferred Stock and of which 5,000,000 have been issued and are outstanding as of the date of this Agreement; (D) of which 22,000,000 shares are designated as Series D Preferred Stock and of which 20,769,233 have been issued and are outstanding as of the date of this Agreement; and (E) of which 12,000,000 shares are designated as Series E Preferred Stock and of which 10,185,186 have been issued and are outstanding as of the date of this Agreement. There are no shares of Company Capital Stock held in treasury. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Each share of Company Preferred Stock is convertible into one share of Company Common Stock.

      (b) As of the date of this Agreement: 2,175,970 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding. (Stock options granted by the Company pursuant to its stock option plans and any stock options granted outside of the Company stock option plans are referred to in this Agreement as "Company Options.") The Company has delivered or made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company (or any of its predecessors) has ever granted stock options. Part 2.2(b) of the Company Disclosure Schedule accurately sets forth as of August 21, 2001 the names of all persons who held outstanding Company Options, and sets forth for each person as of August 21, 2001 (i) the plans under which Company Options have been issued to such person (or indication that such Company Options were issued outside of the Company's stock option plans), (ii) the number of vested Company Options held by such person, (iii) a vesting schedule for the unvested Company Options held by such person, and (iv) the exercise prices for such Company Options.

      (c) Except for the Company Options and the Company Preferred Stock, and except as described in Part 2.2(c) of the Company Disclosure Schedule, as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or other right to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or will become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iii) Contract under which the Company is or will become obligated to sell or otherwise issue any shares of its capital stock or any other securities. The Company has amended the terms of each security described in Part 2.2(c) of the Company Disclosure Schedule to the extent necessary in order to permit its conversion into a subscription, option, call, warrant or other right to acquire shares of capital stock or other securities, or security, instrument or obligation that is or will become convertible into or exchangeable for any shares of the capital stock or other securities, or Contract to sell or otherwise issue any shares of capital stock or any other securities, as the case may be, of Parent at Closing.

      (d) Except as set forth in Part 2.2(d) of the Company Disclosure Schedule, none of the awards, grants or other agreements pursuant to which the Company Options were issued have provisions which accelerate the vesting or right to exercise such options upon the execution of this Agreement, the consummation of the transactions contemplated hereby or any other change of control.

      (e) The Company is not party to any Company Contract that obligates it to, and is not otherwise obligated to, repurchase or redeem any of its issued securities. Except as set forth in Part 2.2(e) of the Company Disclosure Schedule, there is no voting trust or other arrangement to which the Company is a party, or of which the Company is aware, with respect to the voting of the Company Capital Stock.

      (f)  There are no declared but unpaid dividends with respect to any shares of the Company Capital Stock.

      (g) Each of the Company's stockholders listed in Part 2.2(g) of the Company Disclosure Schedule is an "accredited investor" as defined in Rule 501 of the Securities Act of 1933, as amended.

    2.3.  Financial Statements.

      (a) The Company has delivered to Parent the following financial statements and notes (collectively, the "Company Financial Statements"):

         (i) the audited consolidated balance sheets of the Company as of December 31, 2000 and 1999, the related consolidated statement of stockholders' equity of the Company from April 16, 1996 through December 31, 2000, and the related audited consolidated statements of operations and statements of cash flows of the Company for the years ended December 31,

    2000 and 1999 and from April 16, 1996 through December 31, 2000, together with the notes thereto and the unqualified report of Ernst & Young LLP relating thereto; and

        (ii) the unaudited consolidated balance sheet of the Company as of June 30, 2001, and the related unaudited consolidated statement of operations and a statement of cash flows of the Company for the six months then ended.

      (b) The Company Financial Statements present fairly, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered, except that unaudited Company Financial Statements do not have footnotes and are subject to customary year-end adjustments.

      (c) The Company has no liabilities or obligations (accrued or contingent), except for liabilities or obligations (i) that are accrued or reserved in the Company Financial Statements (or reflected in the notes thereto), (ii) that were incurred after December 31, 2000 in the ordinary course of business, (iii) that were incurred in connection with this Agreement or (iv) which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

    2.4.  Absence of Changes.  Except as disclosed in Part 2.4 of the Company Disclosure Schedule or as permitted by Section 4.2, since December 31, 2000, no event has occurred that has had or would reasonably be expected to have a Material Adverse Effect on the Company, and the Company has not:

      (a) sold or transferred any material portion of its assets or any material portion of the interests in such portion other than sales of the Company's products in the ordinary course of business;

      (b) suffered any material loss, damage or destruction to, or material interruption in use of, any material asset or property (whether or not covered by insurance);

      (c) made any material change in the nature of its business or operations;

      (d) entered into any material transaction on or prior to the date hereof, other than this Agreement;

      (e) incurred any liabilities other than in the ordinary course of business, in connection with this Agreement, or that would not reasonably be expected to have a Material Adverse Effect on the Company;

      (f)  on or prior to the date hereof made any capital expenditures or leased any properties in excess of $200,000 individually or $1,500,000 in the aggregate;

      (g) changed any of its methods of accounting or accounting practices in any respect, except as required by GAAP; or

      (h) agreed or committed to take any action referred to in clauses (a) through (g) above.

    2.5.  Title to Assets; Equipment; Real Property.  The Company owns, and has good, valid and marketable title to, the assets purported to be owned by it and which are material to it or to the conduct of its business. Such assets are owned by the Company free and clear of any Encumbrances, except for (x) any lien for current taxes not yet due and payable and (y) liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company ("Permitted Liens"). The material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put and are in good condition and repair

(ordinary wear and tear excepted). Except as set forth in Part 2.5 of the Company Disclosure Schedule, the Company is not bound by any material Contract for the lease of personal property to or from any Person, except for those Contracts included within the Company Contracts. The Company does not own or lease any real property or any material interest in real property, except for the leaseholds created under the real property leases included in Part 2.5 of the Company Disclosure Schedule.

    2.6.  Proprietary Assets.

      (a) The Company owns or has a valid right to use the intellectual property in the Company Proprietary Assets. Except as set forth in Part 2.6(a)(i) of the Company Disclosure Schedule, as of the date hereof, the Company does not jointly own any Company Proprietary Asset with any other Person or license any owned Company Proprietary Asset to any other Person. Except as set forth in Part 2.6(a)(ii) of the Company Disclosure Schedule, as of the date hereof, there is no Company Contract pursuant to which the Company has granted any Person any right (whether or not currently exercisable) to use, sublicense, commercially distribute or otherwise exploit any Company Proprietary Asset.

      (b) The Company has taken commercially reasonable measures and precautions to protect and maintain the confidentiality of the Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure). Except as set forth in Schedule 2.6(b), no current or former officer, director, stockholder, employee, consultant or independent contractor of the Company has any ownership right with respect to any owned Company Proprietary Asset.

      (c) Except as set forth in Part 2.6(c)(i) of the Company Disclosure Schedule, the Company Proprietary Assets owned by the Company are held of record in the name of the Company free and clear of all liens, encumbrances and other claims other than Permitted Liens. Except as set forth in part 2.6(c)(i) of the Company Disclosure Schedule, the owned Company Proprietary Assets are not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity that would reasonably be expected to have a Material Adverse Effect on the Company, and all necessary registration, maintenance and renewal fees in connection with such owned Company Proprietary Assets have been paid and all necessary documents and certificates in connection with such owned Company Proprietary Assets have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining any such patents, applications and registrations. Except as set forth in Part 2.6(c)(ii) of the Company Disclosure Schedule, the Company is the applicant of record in all patent applications, and applications for trademark, service mark, trade dress, industrial design, copyright and mask work registrations indicated in Part 2.6(f) of the Company Disclosure Schedule, and no opposition, extension of time to oppose, interference, final rejection, or final refusal to register has been received in connection with any such application that would reasonably be expected to have a Material Adverse Effect on the Company. To the Company's Knowledge, the use of the Company Proprietary Assets in the Company's current business activities or the conduct of the Company's business as currently conducted by the Company, does not infringe, misappropriate or otherwise violate the intellectual property rights of any third party, where such infringement, misappropriation or violation would reasonably be expected to have a Material Adverse Effect on the Company and no claim has been made, notice given or dispute arisen to that effect. To the Knowledge of the Company, as of the date hereof, no other Person is infringing any owned Company Proprietary Asset.

      (d) The Company Proprietary Assets, together with agreements for the license to the Company of software generally available to the public, constitute all the material Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business is currently being conducted. Except as set forth in Part 2.6(d) of the Company Disclosure Schedule, the Company has not licensed any of the Company Proprietary Assets to any Person on

  an exclusive basis. Except as set forth in Part 2.6(d) of the Company Disclosure Schedule, as of the date hereof, the Company has not entered into any covenant not to compete that would, individually or in the aggregate, materially limit the ability of the Company to conduct its business as presently conducted or as proposed to be conducted, or any Company Contract (A) providing a field of use restraint on the Company's exploitation of a Company Proprietary Asset or (B) limiting its ability to transact business in any market or geographical area or with any Person.

      (e) The Company's material information technology assets that are owned, leased or licensed by the Company and used by the Company in its business (including all material software, hardware, and firmware) perform in material conformance with their applicable specifications and/or documentation, and, to Company's Knowledge, contain no viruses, "worms", "Trojan horses" or other malicious or disabling code that would materially impair the performance of such software, hardware and firmware.

      (f)  Part 2.6(f) of the Company Disclosure Schedule sets forth all patents that have been issued to the Company on or prior to the date hereof, patent applications that have been filed by the Company on or prior to the date hereof and material copyrights and trademarks that have been applied for or registered by the Company on or prior to the date hereof and the jurisdictions in which such patents have been issued, patent applications have been filed and such copyrights and trademarks have been registered.

    2.7.  Contracts.

      (a) Part 2.7 of the Company Disclosure Schedule identifies each of the Company Contracts as of the date hereof. The Company has delivered or made available to Parent accurate and complete copies of such Company Contracts, including the amendments thereto. Each Company Contract is in full force and effect as to the Company, with such exceptions as would not reasonably be expected to have a Material Adverse Effect on the Company.

      (b) The Company has not violated or breached and is not in default under, and no event or condition has occurred that with the passage of time or giving of notice would constitute a default by the Company under or permit termination as against the Company of, any Company Contract, and, to the Knowledge of the Company, no other Person has violated or breached, or is in any default under, any Company Contract, in each case except where such violations, breaches, defaults or terminations have not had and will not have a Material Adverse Effect on the Company.

      (c) Except as set forth in Part 2.7(c) of the Company Disclosure Schedule, the Company has not executed any written amendment of, or waived in writing any of its material rights under, any Company Contract.

      (d) No Person that is a party to a Company Contract has terminated or, to the Knowledge of the Company, threatened to terminate a Company Contract.

    2.8. Compliance with Legal Requirements.  The Company is in compliance with applicable Legal Requirements, except where the failure to comply with such Legal Requirements will not have a Material Adverse Effect on the Company. Except as set forth in Part 2.8 of the Company Disclosure Schedule, the Company has not received (a) at any time since January 1, 1999, any notice or written communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any material Legal Requirement or (b) prior to January 1, 1999, any such notice or communication that remains pending. To the Knowledge of the Company, no investigation or review of the Company by any Governmental Body is pending or threatened.

    2.9.  Governmental Authorizations.  The Company holds the Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which such business is currently being conducted and in compliance with applicable Legal Requirements, except where failure to hold such Governmental Authorizations will not have a Material Adverse Effect on the Company. Such Governmental Authorizations are valid and in full force and effect with such exceptions which, individually or in the aggregate, will not have a Material Adverse Effect on the Company. The Company is in compliance with the terms and requirements of such Governmental Authorizations except where failure to be in compliance will not have a Material Adverse Effect on the Company. The Company has not received (a) at any time since January 1, 1999, any written notice or other written communication from any Governmental Body regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization or (b) prior to January 1, 1999, any such notice or communication that remains pending.

    2.10.  Tax Matters.

      (a) The Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date) and (ii) have been, or will be when filed, prepared in compliance with applicable Legal Requirements, except where failure to be in such compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All material amounts shown on the Company Returns to be due and on all material notices of assessment or demand for payment received by the Company have been paid or accrued or are being contested in good faith by appropriate proceedings. Any such proceedings contesting any amounts have been disclosed in Part 2.10(a) of the Company Disclosure Schedule.

      (b) As of the date hereof, there are no examinations or audits of any Company Return currently under way (and none are pending or, to the Knowledge of the Company, threatened or proposed). Except as set forth in Part 2.10(b) of the Company Disclosure Schedule, there are no assessed claims with respect to any Company Return (which have not been paid), and no extension or waiver of the limitation period applicable to any Company Return is in effect. Except as set forth in Part 2.10(b) of the Company Disclosure Schedule, no claim has been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company may be subject to taxation by that jurisdiction.

      (c) As of the date hereof, no written proposed adjustment, claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened (in writing or otherwise) against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any material Tax. As of the date hereof, there are no liens for material Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code.

      (d) Except as set forth in Part 2.10(d) of the Company Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that could reasonably be expected to give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code. The Company is not and the Company has never been a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract. Except as set forth in Part 2.10(d) of the Company

  Disclosure Schedule, the Company has never been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) filing any combined, consolidated or unitary Tax Return. Except as set forth in Part 2.10(d) of the Company Disclosure Schedule, the Company has no liability for the Taxes of any Person (other than the Company) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

      (e) Except as set forth in Part 2.10(e) of the Company Disclosure Schedule, all Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority. There are no outstanding rulings or requests for rulings from any tax authority with respect to the Company. The Company has not been the subject of a closing agreement with any taxing authority that has continuing effect. The Company has not agreed to make nor, to the Knowledge of the Company, is it required to make any adjustment under Code Section 481 by reason of a change in accounting method or otherwise.

      (f)  The Company has never been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

      (g) True and complete copies of all Company tax audits or notices of examination, and of all Company United States federal income tax returns, have been provided or made available to Parent by the Company.

    2.11.  Employee Benefit Plans.

      (a) Set forth in Part 2.11(a) of the Company Disclosure Schedule is a true and complete list of each (i) "employee benefit plan," as defined in Section 3(3) of ERISA, and (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, restricted stock, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program or arrangement (each such plan, program or arrangement described in the foregoing clauses (i) and (ii), a "Plan") currently maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate of the Company or under which the Company or any ERISA Affiliate of the Company have any liability (collectively the "Company Plans").

      (b) Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the IRS or is a prototype plan that has received a favorable determination from the IRS covering the provisions of the Tax Reform Act of 1986 stating that such Company Plan is so qualified.

      (c) Except as otherwise disclosed in Part 2.11(c) of the Company Disclosure Schedule:

         (i) The Company and all ERISA Affiliates of the Company are in compliance in all material respects with the provisions of ERISA and the Code applicable to the Company Plans. Each Company Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA and the Code.

        (ii) No Company Plan is subject to Title IV of ERISA and no Company Plan is a "multiemployer plan" as defined in Section 3(37) of ERISA. Neither the Company nor any of its ERISA Affiliates has ever been required to contribute to a "multiemployer plan" as defined in Section 3(37) of ERISA.

        (iii) The Company Plans which are "employee pension benefit plans" within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code now meet in all material respects, and at all times since their inception have met in all material respects, the requirements for such qualification, and the related trusts are now, and at all times since their inception have been, exempt from taxation under Section 501(a) of the Code.

        (iv) Except for claims for benefits in the normal operation of the Company Plans, there is no pending or, to the Knowledge of the Company, threatened audit, assessment, complaint, proceeding or investigation of any kind in any court or governmental agency with respect to any Company Plan.

        (v) Neither a non-exempt "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code nor any material breach of any duty imposed by Title I of ERISA has occurred with respect to any Company Plan.

        (vi) With respect to each Company Plan that is a "group health plan" within the meaning of ERISA Section 607(l) and that is subject to Code Section 4980B, such Company Plan complies in all material respects with the continuation coverage requirements of those provisions and Part 6 of Title I of ERISA.

       (vii) No Company Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than coverage mandated by law, including without limitation as may be required under Code Section 4980B.

       (viii) Except as set forth in Part 2.11(c) of the Company Disclosure Schedule, the transactions contemplated by this Agreement will not constitute an event under any Company Plan or other arrangement or agreement entered into by the Company that will result in any payment (whether as severance pay or otherwise), acceleration, vesting or increase in benefits or compensation with respect to any person.

    2.12.  Environmental Matters.

    Except as set forth in Part 2.12 of the Company Disclosure Schedule and with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

      (a) The Company is not liable or potentially liable for any material investigation, clean-up or other response cost or natural resources damages under any Environmental Law, at or with respect to any site, whether or not owned, leased, controlled or operated by the Company.

      (b) The Company is and has been in compliance with all applicable Environmental Laws. The Company possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and the Company is and has been in compliance with the terms and requirements of all such Governmental Authorizations. The Company has not received or given, and to the Knowledge of the Company, no other person has received or given any notice, citation, summons, order, complaint, penalty, assessment, request for information, demand or other communication (in writing) to or from any Governmental Body or other Person regarding any actual, alleged, possible or potential material liability or responsibility of the Company arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Material of Environmental Concern or violation of Environmental Law that has not already been paid or fully resolved without any outstanding obligations. No Person has ever commenced or, to the Knowledge of the Company, threatened to commence any contribution action or other Legal Proceeding against the Company in connection with any such actual, alleged, possible or potential liability or responsibility and, to the Knowledge of the Company, no event has occurred, and no condition or circumstance exists that would reasonably be expected to directly or indirectly give rise to, or result in the Company becoming subject to, any such liability or responsibility.

      (c) The Company has not generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released or disposed of any Material of Environmental Concern, except in compliance with all applicable Environmental Laws and in a manner which would not reasonably be expected to directly or indirectly give rise to or result in the Company becoming subject to liability or responsibility. The Company has not permitted (knowingly or otherwise) any Material of Environmental Concern to be generated, manufactured, produced, used, treated, refined, processed, handled, stored, discharged, released or disposed of (whether lawfully or unlawfully):

         (i) on or beneath the surface of any real property that is, or that has at any time been, owned by, leased to, controlled by or used by the Company;

        (ii) in or into any surface water, groundwater, soil or air associated with or adjacent to any such real property; or

        (iii) in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, building, structure, facility, improvement, installation, equipment, pipe, pipeline, vehicle or storage container that is or was located on or beneath the surface of any such real property or that is or has at any time been owned by, leased to, controlled by or operated by the Company, which requires reporting, investigation, remediation or other response actions or which constitutes a violation of applicable Environmental Laws or poses a risk to public or employee health or safety.

      (d) To the Knowledge of the Company, no property that is owned by, leased to, controlled by or operated by the Company, or any surface water, groundwater, soil and air associated with or adjacent to such property:

         (i) contains any Materials of Environmental Concern or any harmful chemical or physical conditions; or

        (ii) contains any environmental contamination of any nature, which requires reporting, investigation, remediation or other response actions or which constitutes a violation of applicable Environmental Laws or poses a risk to public or employee health or safety.

      (e) To the Knowledge of the Company, there is no storage tank or other storage container that is or has been owned by, leased to, controlled by or operated by the Company, or that is located on or beneath the surface of any real property owned by, leased to, controlled by or used by the Company.

      (f)  Except for copies of such inspections, investigations, studies, audits, tests, reviews or other analyses which previously have been provided to Parent and which are listed on Part 2.12(f) of the Company Disclosure Schedule, there have been no environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted by, for or at the request of the Company, or to the Knowledge of the Company, by any other Person in relation to any property or business now or previously owned, operated or leased by the Company.

    2.13.  Insurance.  The Company has delivered or made available to Parent a copy of each material insurance policy relating to the business, assets or operations of the Company and each such insurance policy is in full force and effect. Since January 1, 1999, the Company has not received any written notice or other written communication regarding any actual or possible (a) cancellation or invalidation of any such insurance policy, (b) refusal of any coverage or rejection of any material claim under any such insurance policy or (c) material adjustment in the amount of the premiums payable with respect to any such insurance policy. There is no pending material claim (including any workers'

compensation claim) under or based upon any insurance policy of the Company. Since January 1, 1999, the Company has had in effect insurance in scope and amount customary for the business in which it is engaged and the liabilities it has incurred.

    2.14.  Related Party Transactions.  To the Company's Knowledge, no Related Party (as defined below) has any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company. To the Company's Knowledge, no Related Party has any direct or indirect financial interest in any Company Contract, transaction or business dealing involving the Company, except as set forth in Part 2.14 of the Company Disclosure Schedule. To the Company's Knowledge, no Related Party is competing directly or indirectly with the Company. To the Company's Knowledge, no Related Party has any claim or right against the Company (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Company). For purposes of this Section 2.14 each of the following shall be deemed to be a "Related Party": (i) each individual who is an officer or a director of the Company and each individual or Entity that holds, beneficially or otherwise, in excess of 5% of any class of the Company's voting securities, (ii) each member of the immediate family of each of the individuals referred to in clause "(i)" above, and (iii) any trust or other Entity (other than the Company) in which any one of the individuals or Entities referred to in clauses "(i)" and "(ii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

    2.15.  Legal Proceedings; Orders.

      (a) Except as set forth in Part 2.15(a) of the Company Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened Legal Proceeding: (i) that (x) if pending or threatened on or prior to the date hereof, involves the Company or any of the Company Proprietary Assets or other assets owned or used by the Company and that, if adversely decided, would reasonably be expected to have a Material Adverse Effect on the Company, or (y) if first arising or threatened after the date hereof, involves the Company or any of the Company Proprietary Assets or other assets owned or used by the Company that has a reasonable chance of success on the merits and that if adversely decided, would reasonably be expected to have a Material Adverse Affect on the Company; or (ii) that is pending as of the date hereof or, to the Knowledge of the Company, threatened as of the date hereof that challenges the Merger or any of the other transactions contemplated by this Agreement.

      (b) There is no order, writ, injunction, judgment or decree to which the Company, or any assets owned or used by the Company, is subject.

    2.16.  Authority; Binding Nature of Agreement.  The Company has the corporate right, power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of the Company (at a meeting duly called and held) has by a unanimous vote of the directors present (a) determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (b) approved the execution, delivery and performance of this Agreement by the Company, and (c) recommended the adoption and approval of this Agreement and the Merger by the holders of Company Capital Stock (the "Company Board Recommendation") and has submitted this Agreement and the Escrow Agreement for consideration by the Company's stockholders. The Company Board Recommendation has not been withdrawn, revoked or modified. No other corporate proceedings by the Company are necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (x) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (y) rules of law governing specific performance, injunctive relief and other equitable remedies.

    2.17.  Vote Required.  The Company Required Vote (as hereinafter defined) is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement. For purposes of this Agreement, "Company Required Vote" shall mean, collectively, the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the applicable record date and of a majority of the shares of Company Preferred Stock outstanding on the applicable record date regarding this Agreement, the Merger and the transactions contemplated hereby and thereby (the "Merger Vote") and the affirmative vote of the holders of sixty-six and two-thirds percent of the Company Preferred Stock outstanding on the applicable record date regarding the conversion (the "Conversion"), immediately prior to the Effective Time, of all Company Preferred Stock into Company Common Stock in accordance with Article IV, Section (B)(4)(b)(ii) of the Company's Sixth Amended and Restated Certificate of Incorporation (the "Conversion Vote"). The affirmative written consent of: (i) the holders of at least a majority of the shares of the outstanding Company Common Stock and at least sixty-six and two-thirds percent of the shares of the outstanding Company Preferred Stock with respect to the Merger Vote, and (ii) the holders of at least sixty-six and two-thirds percent of the shares of the outstanding Company Preferred Stock with respect to the Conversion Vote, have been duly and validly obtained. True and accurate copies of all such consents have been provided to Parent. No further action of the holders of any class or series of the Company's Capital Stock is necessary to approve the Merger or the Conversion. Promptly after the date hereof, the Company will deliver to its non-consenting holders the notice required by Section 228(e) of the DGCL in respect of such Consent.

    2.18.  Non-Contravention; Consents.  None of (1) the execution, delivery or performance of this Agreement by the Company, or (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

      (a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation or bylaws of the Company;

      (b) contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any material assets owned or used by the Company, is subject, except for such contravention, conflicts, violations, breaches or defaults as will not, individually or in the aggregate, have a Material Adverse Effect on the Company or on the ability of the Company to consummate the transactions contemplated hereby;

      (c) contravene, conflict with, result in a violation of any of the terms or requirements of or result in the termination of, modification of or the loss of a material benefit under any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any material assets owned or used by the Company, except for such contravention, conflicts, violations, breaches or defaults as will not, individually or in the aggregate, have a Material Adverse Effect on the Company or on the ability of the Company to consummate the transactions contemplated hereby; or

      (d) contravene, conflict with or result in a violation, breach, acceleration or termination of, or result in a loss of a material benefit or default under, or result in the creation of any lien or encumbrance with respect to the Company's assets pursuant to, or require the giving of notice under, any provision of any Contract, except for any such violations, liens, encumbrances, breaches or defaults, or failures to give notice that, individually or in the aggregate, will not have a Material Adverse Effect on the Company or on the ability of the Company to consummate the transactions contemplated hereby.

    Except as contemplated by this Agreement or as may be required by the DGCL or under the HSR Act, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement, except where the failure to take such actions will not have a Material Adverse Effect on the Company or on the ability of the Company to consummate the transactions contemplated hereby.

    2.19.  Broker's Fees.  Except as disclosed in Part 2.19 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

    2.20.  Employees.  Part 2.20 of the Company Disclosure Schedule contains an accurate list of: (a) all written agreements providing for a term of employment between the Company and any current employee; (b) all collective bargaining agreements to which the Company is a party; (c) the name, office location and salary of all full- and part-time employees of the Company as of August 21, 2001; and (d) a description of personal perquisites and other personal benefits paid to or on behalf of any employee of the Company during 2000, the aggregate amount of which exceeds $500 (it being understood that such perquisites and benefits do not include benefits made available under Company Plans). The Company does not have a written severance pay policy. The Company does not know of any efforts within the last three years to attempt to organize the Company's employees, and no strike or labor dispute involving the Company and a group of its employees has occurred during the last three years or, to the Knowledge of the Company, is threatened. The Company has complied with applicable wage and hour, equal employment, safety and other Legal Requirements relating to its employees, except where the failure to comply will not have a Material Adverse Effect on the Company.

    2.21.  Relationship with Customers and Suppliers.  Since January 1, 1999, there has not been any change or, to the Knowledge of the Company, any threat of change in the Company's relations with any of the suppliers or customers of the Company, which, individually or in the aggregate, has had or will have Material Adverse Effect on the Company.

    2.22.  Accounting Matters; Reorganization.  Neither the Company nor any of its affiliates has knowingly taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

    2.23.  Opinion of Financial Advisor.  The Company has received the written opinion of Dresdner Kleinwort Wasserstein, Inc., its financial advisor, to the effect that, as of the date of this Agreement, the Exchange Ratio provided for pursuant to this Agreement is fair to the stockholders of the Company from a financial point of view, and such opinion has not been withdrawn or revoked or modified in any material respect.

SECTION 3. Representations And Warranties Of Parent And Merger Sub.

    Parent and Merger Sub represent and warrant to the Company that, except as set forth in the disclosure schedule delivered by Parent to the Company on the date of this Agreement (the "Parent Disclosure Schedule"):

    3.1.  Due Organization, Standing and Power.

      (a) Except as described in Part 3.1(a) of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries own any shares of capital stock of, or equity interest of any nature in, any Entity. Neither Parent nor any of its subsidiaries is obligated to make any future investment in or capital contribution to any Entity.

      (b) Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent's subsidiaries is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation. Each of Parent and its subsidiaries has the necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all material Contracts by which it is bound.

      (c) Each of Parent and its subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of the jurisdictions where the nature of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect on Parent. Parent has delivered or made available to the Company accurate and complete copies of the organizational documents of Parent and Merger Sub as in effect on the date hereof.

    3.2.  SEC Filings; Financial Statements.

      (a) All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC since January 1, 1999 have been timely filed, and all statements, reports, schedules, forms and other documents required to be filed by Parent with the SEC after the date hereof will be timely filed (collectively, the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a later filing made prior to the date hereof, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) as of the date of such filing and any Parent SEC Documents filed after the date hereof will so comply; and (ii) none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (b) The consolidated financial statements contained in the Parent SEC Documents filed with the SEC prior to or on the date hereof and since January 1, 1999: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its subsidiaries for the periods covered thereby. All financial statements (including any related notes) contained in Parent SEC Documents filed after the date hereof shall meet the conditions set forth in clauses (i), (ii), and (iii) of this Section 3.2(b).

      (c) Except for liabilities or obligations which are accrued or reserved in the financial statements (or reflected in the notes thereto) included in the Parent SEC Documents or which were incurred after December 31, 2000 in the ordinary course of business, Parent has no liabilities or obligations (accrued or contingent) of a nature required by GAAP to be reflected in a balance sheet or that would be required to be disclosed in footnotes that would be required pursuant to Article 10 of Regulation S-X promulgated by the SEC in connection with the filing with the SEC of an annual report on Form 10-K or that would be reasonably likely to have a Parent Material Adverse Effect.

    3.3.  Authority; Binding Nature of Agreement.  Parent and Merger Sub have the corporate right, power and authority to enter into and to perform their respective obligations under this Agreement. The Board of Directors of Parent (at a meeting duly called and held) has (a) determined by a unanimous vote of the directors present that the Merger is advisable and fair and in the best interests of Parent and its stockholders, (b) approved the execution, delivery and performance of this Agreement and the Escrow Agreement by Parent (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement), (c) unanimously by a unanimous vote of the directors present recommended (i) the Amendment and (ii) the approval of the issuance of Parent Common Stock in the Merger by the holders of Parent Common Stock (the "Parent Board Recommendation"), and (d) directed that approval of the Amendment and such issuance be submitted for consideration by Parent's stockholders at the Parent Stockholders' Meeting (as defined in Section 5.2(a)). The Parent Board Recommendation has not been withdrawn, revoked or modified. The execution, delivery and performance by Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Merger Sub and its Board of Directors and sole stockholder. Other than the Parent Stockholders' Meeting, no other corporate proceedings by Parent or Merger Sub are necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (x) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (y) rules of law governing specific performance, injunctive relief and other equitable remedies.

    3.4.  Vote Required.  The Parent Required Vote (as hereinafter defined) is the only vote of the holders of any class or series of Parent's capital stock necessary to amend Parent's Certificate of Incorporation to authorize sufficient additional shares of capital stock with respect to shares of capital stock to be issued in the Merger and to approve the issuance of Parent Common Stock in the Merger and to adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement. For purposes of this Agreement, "Parent Required Vote" shall mean (i) the affirmative vote of the holders of a majority of the shares of Parent Common Stock outstanding on the applicable record date regarding the amendment of Parent's Certificate of Incorporation to increase the number of shares of Parent Common Stock authorized for issuance to 60,000,000, and (ii) the affirmative vote of the holders of a majority of the shares of Parent Common Stock cast regarding the issuance of Parent Common Stock in connection with the Merger. The Merger Sub Required Vote (as hereinafter defined), which has been duly obtained, is the only vote of the holders of any class or series of Merger Sub's capital stock necessary to adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement. For purposes of this Agreement, "Merger Sub Required Vote" shall mean the affirmative vote of the holders of a majority of the shares of the Common Stock of Merger Sub outstanding on the applicable record date regarding the adoption of this Agreement.

    3.5.  Non-Contravention; Consents.  None of (1) the execution, delivery or performance of this Agreement or the Escrow Agreement by Parent or the Merger Sub, or (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

      (a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation or bylaws of Parent or any of its subsidiaries;

      (b) contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent or any of its subsidiaries, or any material assets owned or used by Parent or any of its subsidiaries, is subject, except for such contravention, conflicts, violations, breaches or defaults as will not, individually or in the aggregate, have a Material Adverse Effect on Parent or on the ability of Parent to consummate the transactions contemplated hereby;

      (c) contravene, conflict with or result in a violation of any of the terms or requirements of any material Governmental Authorization that is held by Parent or any of its subsidiaries or that otherwise relates to the business of Parent or any of its subsidiaries or to any material assets owned or used by Parent or any of its subsidiaries, except for such contravention, conflicts, violations, breaches or defaults as will not, individually or in the aggregate, have a Material Adverse Effect on Parent or on the ability of Parent to consummate the transactions contemplated hereby; or

      (d) contravene, conflict with or result in a violation or breach of, or result in a default under, or result in the creation of any lien or encumbrance with respect to Parent's or any of its subsidiaries' assets pursuant to, or require the giving of notice under, any provision of any Parent Contract, except for any such violations, liens, encumbrances, breaches or defaults, or failures to give notice that, individually or in the aggregate, will not have a Material Adverse Effect on Parent or on the ability of Parent to consummate the transactions contemplated hereby.

Except as contemplated by this Agreement or as may be required by the DGCL, federal and state securities laws, the bylaws of the National Association of Securities Dealers or under the HSR Act, neither Parent nor Merger Sub is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance by Parent and Merger Sub of this Agreement or the execution, delivery or performance by Parent of the Escrow Agreement or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement, except where the failure to take such actions will not have a Material Adverse Effect on Parent or on Parent's ability to consummate the transactions contemplated hereby.

    3.6.  Valid Issuance.  The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and be issued in compliance with all federal and state securities laws.

    3.7.  Accounting Matters; Reorganization.  Neither Parent nor any of its affiliates has knowingly taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

    3.8.  Capitalization, Etc.

      (a) The authorized capital stock of Parent consists of: (i) 40,000,000 shares of Parent Common Stock (without giving effect to the Parent Required Vote), of which 23,835,436 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 2,000,000 shares of Parent Preferred Stock none of which is outstanding as of the date hereof. There are no shares of Parent Capital Stock held in treasury. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable.

      (b) As of the date of this Agreement: 3,880,445 shares of Parent Common Stock are reserved for future issuance pursuant to stock options granted and outstanding. (Stock options granted by Parent pursuant to its stock option plans and any stock options granted outside of Parent stock option plans are referred to in this Agreement as "Parent Options.") Parent has delivered or made available to Parent accurate and complete copies of all stock option plans pursuant to which Parent (or any of its predecessors) has ever granted stock options.

      (c) Except for Parent Options, and except as described in Part 3.8(c) of Parent Disclosure Schedule, as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or other right to acquire from Parent any shares of Parent Common Stock or other securities of Parent; (ii) outstanding security, instrument or obligation that is or will become convertible into or exchangeable for any newly issued shares of Parent Common Stock or other newly issued securities of Parent; or (iii) Contract under which Parent is or will become obligated to sell or otherwise issue any shares of Parent Common Stock or any other securities.

      (d) Parent is not party to any Parent Contract that obligates it to, and is not otherwise obligated to, repurchase or redeem any of its issued securities. There is no voting trust or other arrangement to which Parent is a party, or of which Parent is aware, with respect to the voting of Parent Common Stock.

      (e) There are no declared but unpaid dividends with respect to any shares of Parent Common Stock.

    3.9.  Absence of Changes.  Except as disclosed in Part 3.9 of Parent Disclosure Schedule or in any Parent SEC Document filed prior to the date hereof, and except as permitted by Section 4.3, since December 31, 2000, no event has occurred that has had or would reasonably be expected to have a Material Adverse Effect on Parent, and Parent has not:

      (a) sold or transferred any material portion of its assets or any material portion of the interests in such portion other than sales of Parent's products in the ordinary course of business and other than in connection with acquisitions in the ordinary course of Parent's business to the extent permitted by Section 4.3(b)(2).

      (b) suffered any material loss, damage or destruction to, or material interruption in use of, any material asset or property (whether or not covered by insurance);

      (c) made any material change in the nature of its business or operations;

      (d) entered into any material transaction on or prior to the date hereof, other than this Agreement;

      (e) incurred any liabilities other than in the ordinary course of business, in connection with this Agreement, or that would not reasonably be expected to have a Material Adverse Effect on the Company;

      (f)  on or prior to the date hereof made any capital expenditures or leased any properties in excess of $500,000 individually or $5,000,000 in the aggregate;

      (g) changed any of its methods of accounting or accounting practices in any respect, except as required by GAAP; or

      (h) agreed or committed to take any action referred to in clauses (a) through (g) above.

    3.10.  Compliance with Legal Requirements.  Parent and each of its subsidiaries is in compliance with applicable Legal Requirements, except where the failure to comply with such Legal Requirements will not have a Material Adverse Effect on Parent. Except as set forth in Part 3.10 of Parent Disclosure Schedule or disclosed in any Parent SEC Document filed prior to the date hereof, neither Parent nor any of its subsidiaries has received (a) at any time since January 1, 1999, any notice or written communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any material Legal Requirement or (b) prior to January 1, 1999, any such notice or communication that remains pending. To the Knowledge of Parent, no investigation or review of Parent or any of its subsidiaries by any Governmental Body is pending or threatened.

    3.11.  Governmental Authorizations.  Parent and each of its subsidiaries holds the Governmental Authorizations necessary to enable it to conduct its business in the manner in which such business is currently being conducted and in compliance with applicable Legal Requirements, except where failure to hold such Governmental Authorizations will not have a Material Adverse Effect on Parent. Such Governmental Authorizations are valid and in full force and effect with such exceptions which, individually or in the aggregate, will not have a Material Adverse Effect on Parent. Parent and each of its subsidiaries is in compliance with the terms and requirements of such Governmental Authorizations except where failure to be in compliance will not have a Material Adverse Effect on Parent. Neither Parent nor any of its subsidiaries has received (a) at any time since January 1, 1999, any written notice or other written communication from any Governmental Body regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization or (b) prior to January 1, 1999, any such notice or communication that remains pending.

    3.12.  Legal Proceedings; Orders.

      (a) Except as set forth in Part 3.12(a) of the Parent Disclosure Schedule or disclosed in any Parent SEC Document, there is no pending or, to the Knowledge of Parent, threatened Legal Proceeding: (i) that (x) if pending or threatened on or prior to the date hereof, involves Parent or any of its subsidiaries or any Parent Proprietary Assets or other assets owned or used by Parent or its subsidiaries and that, if adversely decided, would reasonably be expected to have a Material Adverse Effect on Parent, or (y) if first arising or threatened after the date hereof, involves Parent or any of its subsidiaries or any Parent Proprietary Assets or other assets owned or used by Parent or any of its subsidiaries that has a reasonable chance of success on the merits and that, if adversely decided, would reasonably be expected to have a Material Adverse Effect on Parent; or (ii) that is pending as of the date hereof or, to the Knowledge of Parent, threatened as of the date hereof that challenges the Merger or any of the other transactions contemplated by this Agreement.

      (b) There is no order, writ, injunction, judgment or decree to which Parent or any of its subsidiaries, or any assets owned or used by Parent or any of its subsidiaries, is subject.

    3.13.  Proprietary Assets.

      (a) Parent, directly or indirectly through one of its subsidiaries, owns free and clear of all liens, encumbrances and other claims other than liens (x) for current taxes not yet due and payable and (y) that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Parent or any of its subsidiaries, or has a valid right to use, the intellectual property in the Parent Proprietary Assets.

      (b) Parent and each of its subsidiaries has taken commercially reasonable measures and precautions to protect and maintain the confidentiality of the Parent Proprietary Assets (except Parent Proprietary Assets whose value would be unimpaired by public disclosure).

      (c) To Parent's Knowledge, the use the Parent Proprietary Assets in Parent's current business activities or the conduct of Parent's business as currently conducted does not infringe, misappropriate or otherwise violate the intellectual property rights of any third party where such infringement, misappropriation or violation would be reasonably likely to have a Material Adverse Effect on Parent. To Parent's Knowledge, as of the date hereof, no other Person is infringing any owned Parent Proprietary Asset.

      (d) To the Knowledge of Parent, none of Parent or its applicable subsidiaries has received any claim which is currently pending alleging that its use of any Parent Proprietary Assets infringes, misappropriates or otherwise violates the intellectual property rights of a third party. Parent and its subsidiaries do not have any pending material claims that third party's use of any patents, copyrights, or trade secrets infringes on the intellectual property rights of Parent and/or its subsidiaries in any owned Parent Proprietary Asset.

    3.14.  Broker's Fees.  Except as disclosed in Part 3.14 of Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

SECTION 4. Certain Covenants.

    4.1.  Access and Investigation.  During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company and Parent shall provide each other and each other's Representatives with reasonable access to their respective Representatives, personnel, Proprietary Assets, real property (including for the purpose of conducting Phase I environmental investigations) and other assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company or Parent, as the case may be. All information obtained through such access shall be treated as "Evaluation Material" under those certain letter agreements from the Company to Parent and Parent to the Company, each dated June 20, 2001, and shall be subject to the terms of the Patent Non-disclosure Agreement, dated July 11, 2001, between the Company and Parent (collectively, the "Confidentiality Agreement").

    4.2.  Operation of the Company's Business.

      (a) Except (i) as set forth in Part 4.2 of the Company Disclosure Schedule, (ii) for the effect of the consummation of the transactions contemplated by this Agreement, (iii) as contemplated by the budgets attached to Part 4.2 of the Company Disclosure Schedule, or (iv) as otherwise consented to by Parent in writing, such consent not to be unreasonably withheld or delayed, during the Pre-Closing Period: (A) the Company shall conduct its business and operations (x) in the ordinary course and in accordance with past practices and (y) in material compliance with applicable Legal Requirements and the requirements of the Company Contracts; (B) the Company shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company; and (C) the Company shall keep in full force all insurance policies referred to in Section 2.13.

      (b) Except (i) as set forth in Part 4.2 of the Company Disclosure Schedule, (ii) for the effect of the consummation of the transactions contemplated by this Agreement, (iii) as contemplated by the budgets attached to Part 4.2 of the Company Disclosure Schedule, or (iv) as otherwise consented to by Parent in writing, such consent not to be unreasonably withheld or delayed, during the Pre-Closing Period, the Company shall not:

         (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than pursuant to stock repurchase rights under the Company's restricted stock repurchase agreements in effect on the date of this Agreement;

        (ii) sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire, or relating to, any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue Company Capital Stock upon the valid exercise of Company Options or Company Securities outstanding as of the date of this Agreement, and the Company may issue in the ordinary course of business consistent with past practice options (x) exercisable for not more than 1,000,000 shares of Company Common Stock to current or future Company employees with the prior consent of Parent (such consent not to be unreasonably withheld or delayed), so long as the exercise price per share of Company Common Stock is not less than $2.70, and (y) up to 250,000 shares of Company Common Stock under restricted stock purchase agreements to each of two officers to be hired after the date hereof, provided that Parent consents to such issuance (such consent not to be unreasonably withheld or delayed), so long as the purchase price per share of Company Common Stock is not less than $2.70).

        (iii) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, other than the Merger;

        (iv) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Company Contract outside the ordinary course of business, or amend or prematurely terminate, or waive or assign any claim, right or remedy under, any Company Contract outside the ordinary course of business or amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company's stock option plans or otherwise modify the terms of any outstanding option, warrant or other security or any related contract;

        (v) lend money to any Person or incur or guarantee any indebtedness (except that the Company may make borrowings in the ordinary course of business consistent with past practice or loans to employees in the ordinary course of business consistent with past practice not to exceed $20,000 in any individual case or $140,000 in the aggregate) or guarantee any other obligations of a third party;

        (vi) establish, adopt or amend any Company Plan or other employee benefit plan, pay any bonus or make any profit-sharing or similar payment (except pursuant to existing Contracts, programs or Company Plan terms consistent with past practice) to, or increase outside the ordinary course of business (and in any event, by no more than 15% in the aggregate for all directors, officers and employees) the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

       (vii) change any of its methods of accounting or accounting practices in any respect, except as may be required by GAAP;

       (viii) make any material Tax election;

        (ix) enter into any settlement of any Legal Proceeding involving payments by the Company in excess of $100,000 or involving any material asset of the Company;

        (x) hire any employees or consultants where the total annual compensation payable to such persons would exceed, or in the case of persons working on a commission or similar performance basis, would reasonably be expected to exceed, $150,000 individually or $2,000,000 in the aggregate;

        (xi) acquire any equity interest in or a substantial portion of the assets of another Entity or otherwise acquire any securities or other assets outside the ordinary course of business;

       (xii) sell, lease, license, waive, release, transfer or encumber any of its assets outside the ordinary course of business;

       (xiii) make any capital contribution to, or investment in, a third person;

       (xiv) approve or propose any stockholder rights plan that would affect the consummation of the transactions contemplated hereby;

       (xv) terminate or amend the terms of any employment agreement with any executive officer of the Company or terminate the employment of any such executive officer who is party to such an agreement (excluding terminations for "cause" as defined in an employment agreement);

       (xvi) make any capital expenditures or lease any property in excess of $200,000 individually or $1,500,000 in the aggregate;

      (xvii) take any action that will likely result in the representations and warranties set forth in Article II becoming false or inaccurate in any material respect;

      (xviii) enter into any covenant not to compete that would, individually or in the aggregate, materially limit the ability of the Company to conduct its business as presently conducted or as proposed to be conducted; or

       (xix) agree or commit to take any of the actions described in clauses"(i)" through "(xviii)" of this Section 4.2(b).

      (c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that causes or constitutes a material (without regard to any materiality qualifiers set forth in the individual representations and warranties) inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material (without regard to any materiality qualifiers set forth in the individual representations and warranties) inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty (other than representations and warranties which are expressly made as of a particular date) had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any event, condition, fact or circumstance hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule; (iv) any material breach of any covenant or obligation of the Company hereunder; (v) any tax notice, claim, legal proceeding, examination, audit or tax lien; and (vi) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely or that has had or would reasonably be expected to have a Material Adverse Effect on the Company.

  No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any representations, warranties, covenants or obligations of the Company contained in this Agreement.

    4.3.  Operation of Parent's Business.

      (a) During the Pre-Closing Period: (i) Parent shall conduct its business and operations (A) in the ordinary course and in accordance with past practices and (B) in material compliance with applicable Legal Requirements and the requirements of the Parent Contracts; and (ii) Parent shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Parent.

      (b) During the Pre-Closing Period, except as set forth in Part 4.3(b) of the Parent Disclosure Schedule, Parent shall not (without prior written consent of the Company, which consent shall not be unreasonably withheld or delayed by the Company):

         (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except pursuant to restricted stock repurchase agreements existing on the date hereof;

        (ii) sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire, or relating to, any capital stock or other security, or (C) any instrument convertible into or exchangeable for any Parent capital stock or other Parent security, except that Parent may issue (W) Parent Common Stock upon the valid exercise of Parent stock options outstanding on the date hereof, (X) Parent may issue in the ordinary course of business options exercisable for not more than 1,400,000 shares of Parent Common Stock to current or future employees or consultants, (Y) Parent may sell Parent Common Stock in the ordinary course of business pursuant to its 401(k) purchase plan and employee stock purchase plan, and (Z) Parent may issue Parent Common Stock in connection with Contracts disclosed on Part 3.8(c) of the Parent Disclosure Schedule and in connection with acquisitions as contemplated by Section 4.3(b)(v);

        (iii) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws (other than in connection with the Amendment), or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, other than (W) the Merger, (X) as contemplated by Section 4.3(b)(v), (Y) in connection with a Parent Acquisition Transaction that Parent's Board of Directors, in the exercise of its fiduciary duties, believes is in the best interest of Parent's stockholders or (Z) in connection with a sale of Parent's software business or drug discovery business after consultation with the Company;

        (iv) change any of its methods of accounting or accounting practices in any material respect, except as required by GAAP;

        (v) acquire any equity interest in or a substantial portion of the assets of another Entity (except that Parent may make one or more such acquisitions so long as the aggregate consideration paid by Parent does not exceed an aggregate of $50,000,000 worth of cash and Parent Common Stock (which Parent Common Stock will be valued for purposes of this Section 4.3(b)(v) (A) in the same manner that it is valued in such acquisition, or (B) if such acquisition requires Parent to pay a fixed number of shares of Parent Common Stock without reference to the value thereof, then using the closing price of Parent Common Stock on the closing date of such acquisition), provided that the amount of cash paid by Parent for such acquisitions shall not exceed $25,000,000 in the aggregate), or otherwise acquire any securities or other assets outside the ordinary course of business (it being understood that Parent may invest its cash in the ordinary course of business consistent with past practice);

        (vi) sell, lease, license, waive, release, transfer or encumber any of its material assets outside the ordinary course of business, other than, (X) as contemplated by Section 4.3(b)(v), (Y) in connection with a Parent Acquisition Transaction that Parent's Board of Directors, in the exercise of its fiduciary duties, believes is in the best interest of Parent's stockholders or (Z) in connection with a sale of Parent's software business or drug discovery business after consultation with the Company;

       (vii) except as permitted by Section 5.2, take any action that will likely result in the representations and warranties set forth in Article III becoming false or inaccurate in any material respect; or

       (viii) agree or commit to any of the actions described in clauses "(i)" through "(vii)" of this Section 4.3(b).

      (c) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of: (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that causes or constitutes a material (without regard to any materiality qualifiers set forth in the individual representations and warranties) inaccuracy in any representation or warranty made by Parent in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material (without regard to any materiality qualifiers set forth in the individual representations and warranties) inaccuracy in any representation or warranty made by Parent in this Agreement if (A) such representation or warranty (other than representations and warranties which are expressly made as of a particular date) had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any event, condition, fact or circumstance hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Parent Disclosure Schedule; (iv) any material breach of any covenant or obligation of Parent hereunder; (v) any tax notice, claim, legal proceeding, examination, audit or tax lien; and (vi) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely or that has had or would reasonably be expected to have a Material Adverse Effect on Parent. No notification given to the Company pursuant to this Section 4.3 shall limit or otherwise affect any representations, warranties, covenants or obligations of Parent contained in this Agreement.

    4.4.  No Negotiation.

      (a) The Company acknowledges and agrees that the Company will not, and will not permit any of the Company's Representatives to, directly or indirectly:

         (i) solicit, initiate, encourage or facilitate the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Parent) relating to a possible Company Acquisition Transaction;

        (ii) participate in any discussions or negotiations or enter into any agreement with, or provide any information to, any Person (other than Parent) relating to or in connection with a possible Company Acquisition Transaction; or

        (iii) accept any proposal or offer from any Person (other than Parent) relating to a possible Company Acquisition Transaction; it being understood that if any Person (other than Parent) makes any such proposal or offer, the Company shall respond only that the Company is a party to this Agreement and that the Company may not engage in any actions prohibited by this Section 4.4.

      (b) The Company shall notify Parent orally and in writing of any expressions of interest, inquiries, offers or proposals relating to a possible Company Acquisition Proposal received by the Company or the Company's Representatives from any Person (other than Parent) after the date of this Agreement (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), within 24 hours of the receipt thereof.

      (c) The Company shall, and shall cause each of its Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Parent) that relate to any Company Acquisition Proposal.

    4.5.  No Solicitation.

      (a) Parent acknowledges and agrees that, until the Effective Time or earlier termination of this Agreement, Parent will not, and will not permit any of Parent's Representatives to, directly or indirectly, solicit, initiate, encourage or facilitate the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person relating to a possible Parent Acquisition Transaction or sale of Parent's software business or drug discovery business, but (subject to Section 5.2 in the case of a Parent Acquisition Transaction) Parent may respond as it sees fit to unsolicited expressions of interest, inquiries, proposals or offers from any Person relating to a possible Parent Acquisition Transaction or sale of Parent's software business or drug discovery business.

      (b) Parent shall notify the Company orally and in writing of any expressions of interest, inquiries, offers or proposals relating to a possible Parent Acquisition Proposal or sale of Parent's software business or drug discovery business received by Parent or the Parent's Representatives from any Person after the date of this Agreement (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), within 24 hours of the receipt thereof.

      (c) Parent shall, and shall cause its Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Parent) that relate to any Parent Acquisition Proposal or sale of Parent's software business or drug discovery business.

SECTION 5. Additional Covenants Of The Parties.

    5.1.  Registration Statement; Proxy Statement/Prospectus.

      (a) As promptly as practicable after the date of this Agreement, the Company and Parent shall prepare and Parent shall cause to be filed with the SEC the Form S-4 Registration Statement (as defined below), together with the Proxy Statement/Prospectus and any other documents required by the Securities Act or the Exchange Act in connection with the Merger. Each of Parent and the Company shall use all reasonable efforts to cause the Form S-4 Registration Statement (including the Proxy Statement/Prospectus) to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Parent will use all reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to Parent's stockholders, and the Company will use all reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the Company's stockholders, together with the notice required by Section 262(d)(2) of the DGCL, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of the Company and Parent shall promptly furnish to the other all information that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. Parent will consult with the Company and provide the Company and its counsel a reasonable opportunity to review all filings, prior to the making of such filings, with and responses from the SEC relating to the Registration Statement or the Proxy Statement/Prospectus. Each of the Company and Parent shall notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for any amendment or supplement to the Form S-4 Registration Statement or Proxy Statement/Prospectus or for any other information and shall supply the other with copies of all correspondence between such party and the SEC or its staff or other governmental officials with respect to the Form S-4 Registration Statement or Proxy Statement/Prospectus. None of the information supplied or to be supplied in writing by or on behalf of the Company by its Representatives expressly for inclusion in the Proxy Statement/Prospectus or the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "Form S-4 Registration Statement") will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it is declared effective, at the time the Proxy Statement/Prospectus is first mailed to stockholders of the Company and stockholders of Parent, at the time of the Parent Stockholders' Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Parent agrees that the Form S-4 Registration Statement and the Proxy Statement/Prospectus and any other filings with the SEC incorporated by reference therein, at the time the Form S-4 Registration Statement filed with the SEC or at the time it is declared effective, at the time the Proxy Statement/Prospectus is first mailed to stockholders of the Company and stockholders of Parent, at the time of the Parent Stockholders' Meeting, and at the Effective Time, (i) shall comply as to form with the Securities Act and the Exchange Act in all material respects; and (ii) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements in the Form S-4 Registration Statement or Proxy Statement/Prospectus or other filings, in light of the circumstances under which they were made, not misleading, except to the extent that such statement or omission was made in reliance upon and in conformity with written information furnished to Parent by the Company or on behalf of the Company by its Representatives expressly for use in the preparation of the Registration Statement on Form S-4 or Proxy Statement/Prospectus or such other filings. If Parent or the Company becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement/Prospectus, then Parent or the Company, as the case may be, shall promptly inform the other and shall cooperate with the other in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company and Parent.

      (b) Prior to the Effective Time, Parent shall use reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will be qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Capital Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote on the Merger; provided, however, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

      (c) Parent shall include in the Proxy Statement/Prospectus distributed to its stockholders a proposal to amend Parent's certificate of incorporation to increase the number of authorized shares of Parent Common Stock to 60,000,000 (the "Amendment").

    5.2.  Parent Stockholders' Meeting.

      (a) Subject to termination of this Agreement, Parent shall take all action necessary under all applicable Legal Requirements to call, give notice of, convene and hold a meeting of the holders of Parent Common Stock (the "Parent Stockholders' Meeting") to consider, act upon and vote upon the Amendment and the issuance of Parent Common Stock in the Merger. Parent shall ensure that the Parent Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Parent Stockholders' Meeting are solicited, in compliance with all applicable Legal Requirements.

      (b) Subject to termination of this Agreement, the Board of Directors of Parent shall recommend by a unanimous vote of the directors present that Parent's stockholders vote in favor of the issuance of Parent Common Stock in the Merger and the Amendment. The Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Parent has recommended by a unanimous vote of the directors present that Parent's stockholders vote in favor of the issuance of Parent Common Stock in the Merger and the Amendment. Neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to the Company, the Parent Board Recommendation, except as permitted by Section 5.2(c). For purposes of this Agreement, the Parent Board Recommendation shall be deemed to have been modified in a manner adverse to the Company if any of Parent's directors withdraw their recommendation of the Merger.

      (c) Nothing in Section 5.2(a) or Section 5.2(b) shall prevent the Board of Directors of Parent from withdrawing, amending or modifying the Parent Board Recommendation if the Board of Directors of Parent receives an unsolicited, written Parent Acquisition Proposal that by its terms requires the termination of this Agreement and that Parent reasonably believes is credible and capable of completion, and the Board of Directors of Parent concludes in good faith after consultation with its outside counsel and financial advisors that the withdrawal, amendment or modification of the Parent Board Recommendation and the termination by Parent of this Agreement under Section 8.1(e) is required in order for the Board of Directors of Parent to comply with its fiduciary obligations to Parent's stockholders under applicable law in connection with Parent's entering into, or recommending to Parent's stockholders, a Parent Acquisition Transaction.

      (d) Parent shall use its best efforts to hold the Parent Stockholders' Meeting within forty-five days after the Form S-4 Registration Statement is declared effective under the Securities Act.

    5.3.  Regulatory Approvals.  The Company and Parent shall use all reasonable efforts to file as soon as practicable after the date of this Agreement all notices, reports and other documents required by law to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act in connection with the Merger. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (i) give the other party prompt notice of the commencement of any Legal Proceeding by or before any court or other Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such Legal Proceeding and (iii) except as may be prohibited by any Governmental Body or by any Legal Requirement, permit the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document filed with or provided to any Governmental Body in connection with any such Legal Proceeding.

    5.4.  Stock Options; Company Securities.

      (a) At the Effective Time, all rights with respect to Company Common Stock under each Company Option then outstanding shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding down to the nearest whole share (with cash, less the applicable exercise price (as adjusted as set forth in clause "(iii)" of this sentence), being payable for any fraction of a share), (iii) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under such Company Option by the Exchange Ratio and rounding up to the nearest hundredth of a cent and (iv) any restriction on the exercise of any such Company Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that in the event the Cash Consideration is payable pursuant to Section 1.5(a)(iii), then such Cash Consideration shall not be payable in respect of such Company Option, and for purposes of this Section 5.4(a), the Exchange Ratio shall be considered equal to (i) the Exchange Ratio determined pursuant to Section 1.5(a)(iii) multiplied by (ii) a fraction, the numerator of which is $14.887 and the denominator of which is the Fair Market Value of the Parent Common Stock; provided further that each Company Option assumed pursuant to this Section 5.4(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction subsequent to the Effective Time. After the Effective Time, Parent will deliver to each holder of an outstanding Company Option a notice describing the assumption of such Company Option. Parent agrees to file with the SEC immediately after the Effective Time a Registration Statement on Form S-8 relating to the shares of Parent Common Stock issuable with respect to the assumed Company Options.

      (b) At the Effective Time, all rights with respect to each security described in Part 2.2(c) of the Company Disclosure Schedule (each a "Company Security") then outstanding shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each Company Security in accordance with its terms (as in effect as of the date of this Agreement) by which it is evidenced. From and after the Effective Time, (i) each Company Security assumed by Parent may be exercised or converted solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each of Company Security shall be equal to the number of shares of Company Common Stock subject to such Company Security immediately prior to the Effective Time (after giving effect to the Conversion Vote) multiplied by the applicable Exchange Ratio, rounding down to the nearest whole share (with cash, less the applicable exercise price (as adjusted as set forth in clause "(iii)" of this sentence), being payable for any fraction of a share), (iii) the per share exercise price, if any, under each such Company Security shall be adjusted by dividing the per share exercise price under such Company Security by the Exchange Ratio and rounding up to the nearest hundredth of a cent and (iv) any restriction on the exercise or conversion of any such Company Security shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Security shall otherwise remain unchanged; provided, however, that in the event the Cash Consideration is payable pursuant to Section 1.5(a)(iii), then such Cash Consideration shall not be payable in respect of such Company Security, and for purposes of this Section 5.4(b), the Exchange Ratio shall be considered equal to (i) the Exchange Ratio determined pursuant to Section 1.5(a)(iii) multiplied by (ii) a fraction, the numerator of which is $14.887 and the denominator of which is the Fair Market Value of the Parent Common Stock; provided, further, that each Company Security assumed pursuant to this Section 5.4(b) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction subsequent to the Effective Time.

      (c) The Company shall take all reasonable action that may be necessary (under the plans pursuant to which Company Options or Company Securities are outstanding and otherwise) to effectuate the provisions of this Section 5.4 and to ensure that, from and after the Effective Time, holders of the Company Options and Company Securities have no rights with respect thereto other than those specifically provided in this Section 5.4.

    5.5.  Indemnification of Officers and Directors.

      (a) From and after the Effective Time and for a period of six years thereafter, Parent shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects the rights of present and former directors, officers and employees of the Company (the "Indemnified Parties"), respectively, to be indemnified and held harmless as provided for in the certificate of incorporation, bylaws and indemnity agreements of the Company as in effect on the date of this Agreement, with respect to acts and omissions occurring on or prior to the Effective Time.

      (b) For six years after the Effective Time, Parent shall cause to be maintained the current policies of the officers' and directors' liability insurance maintained by the Company covering persons who are presently covered by the Company's officers' and directors' liability insurance policies with respect to actions and omissions occurring on or prior to the Effective Time to the extent available; provided, that policies with third party insurers of similar or better A.M. Best rating of at least the same coverage containing terms and conditions that are not less advantageous to the insured may be substituted therefor; provided, further, that in no event shall Parent be required to maintain or procure insurance coverage pursuant to this Section 5.5 for coverages that are not commercially available or that are only available for an amount per annum in excess of 150% of the current annual premiums with respect to each such policy; provided, however, that if the annual premiums of such insurance coverage exceed such amount, Parent shall obtain or cause to be obtained policies with the best coverage available for a cost not exceeding such amount.

      (c) Parent shall bear and pay, and shall reimburse the Indemnified Parties for, all costs and expenses, including attorneys' fees, that may be incurred by the Indemnified Parties in seeking to enforce their rights against Parent and the Surviving Corporation under this Section 5.5.

      (d) This Section 5.5 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the Indemnified Parties and their respective heirs, successors and assigns and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns.

    5.6.  Tax Free Reorganization.  Parent and the Company shall (i) use all reasonable efforts prior to, at and after the Effective Time to cause the Merger to qualify as a tax free reorganization under Section 368(a) of the Code, (ii) refrain from taking any action that could reasonably be expected to cause the Merger to fail to so qualify, and (iii) take the position for all purposes that the Merger be so qualified. The Company and Parent shall each reasonably cooperate in connection with obtaining the opinions required by Sections 6.5(d) and 7.5(a), including by providing to Debevoise & Plimpton and to Dechert the tax representation letters contemplated by Section 5.9(a).

      (a) As of the date hereof, the Company does not know of any reason (A) why it would not be able to deliver to Debevoise & Plimpton or Dechert, at the date of the legal opinions referred to in Sections 6.5(d) and 7.5(a), certificates in the form of Exhibit E, as such may be modified, if necessary, to reflect any change in the law between the date hereof and the Closing to enable such firms to deliver the legal opinions contemplated by Sections 6.5(d) and 7.5(a), and the Company hereby agrees to deliver such certificates effective as of the date of such opinions or (B) why Debevoise & Plimpton or Dechert would not be able to deliver the opinions required by Sections 6.5(d) and 7.5(a).

      (b) As of the date hereof, Parent does not know of any reason (A) why it would not be able to deliver to Debevoise & Plimpton or Dechert, at the date of the legal opinions referred to in Section 6.5(d) and 7.5(a), certificates in the form of Exhibit E, as such may be modified, if necessary, to reflect any change in the law between the date hereof and the Closing to enable such firms to deliver the legal opinions contemplated by Sections 6.5(d) and 7.5(a), and Parent hereby agrees to deliver such certificates effective as of the date of such opinions or (B) why Debevoise &

  Plimpton or Dechert would not be able to deliver the opinions required by Sections 6.5(d) and 7.5(a).

    5.7.  Additional Agreements.

      (a) Subject to Sections 5.2(c) and 5.7(b), Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Sections 5.2(c) and 5.7(b), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (ii) shall use reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement. Each party shall promptly deliver to the other party a copy of each such filing made, each such notice given and each such Consent obtained during the Pre-Closing Period.

      (b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose or cause any of its subsidiaries to dispose of any assets, or to commit to cause the Company to dispose of any assets; (ii) to discontinue or cause any of its subsidiaries to discontinue offering any product or service, or to commit to cause the Company to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available, to any Person, any technology, software or other Proprietary Asset, or to commit to cause the Company to license or otherwise make available to any Person any technology, software or other Proprietary Asset; (iv) to hold separate or cause any of its subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause the Company to hold separate any assets or operations; or (v) to make or cause any of its subsidiaries to make any commitment to any Governmental Body regarding its future operations or the future operations of the Company.

    5.8.  Disclosure.

      (a) The Company shall not, and shall not permit any of its Representatives to, issue any press release or otherwise publicly disseminate any document or other written material relating to the Merger or any of the other transactions contemplated by this Agreement unless Parent shall have approved such press release or written material (it being understood that Parent shall not unreasonably withhold or delay its approval of any such press release or written material). The Company shall use all reasonable efforts to ensure that none of its Representatives makes any public statement that is materially inconsistent with any press release issued or any written material publicly disseminated by Parent with respect to the Merger or with respect to any of the other transactions contemplated by this Agreement.

      (b) Parent shall not, and shall not permit any of its Representatives to, issue any press release or otherwise publicly disseminate any document or other written material relating to the Merger or any of the other transactions contemplated by this Agreement unless (i) the Company shall have approved such press release or written material (it being understood that the Company shall not unreasonably withhold or delay its approval of any such press release or written material), or (ii) Parent shall have been advised by its outside legal counsel that the issuance of such press release or the dissemination of such written material is required by any applicable law or regulation, and Parent shall have consulted with the Company prior to issuing such press release or disseminating such written material; provided, however, that Parent shall be entitled to file with the SEC, after the execution and delivery of this Agreement, a Report on Form 8-K, together with a copy of this Agreement (including the exhibits hereto) and the press release (which shall have been approved by the Company) announcing this Agreement. Parent shall use all reasonable efforts to ensure that none of its Representatives makes any public statement that is materially inconsistent with any press release issued or any written material publicly disseminated by the Company with respect to the Merger or with respect to any of the other transactions contemplated by this Agreement.

    5.9.  Tax Matters.

      (a) At or prior to the Closing, the Company and Parent shall execute and deliver to Dechert and to Debevoise & Plimpton appropriate tax representation letters in the form of Exhibit E (which will be used in connection with the legal opinions contemplated by Sections 6.5(d) and 7.5(a) as such may be modified, if necessary to reflect any change in the law between the date hereof and the Closing). Parent and the Company shall use all reasonable efforts to cause the Merger to qualify as a tax free reorganization under Section 368(a)(1) of the Code.

      (b) Notwithstanding Section 9.2, no Parent Indemnitee shall be entitled to indemnification for Damages to the extent that such Damages are attributable to or arise from (i) any amendment, following the Closing, by Parent, the Company or their respective affiliates of a Company Return, except as such amendment is required by law, or (ii) the failure, following the Closing, of Parent, the Company or any of their respective affiliates to conduct the Tax affairs of the Company in good faith and in the same manner as a reasonable person would conduct such affairs without the benefit of Section 9.2.

    5.10.  Parent Plans and Benefit Arrangements.

      (a) Any pre-existing condition limitations contained in any benefit plans of Parent ("Parent Plans") under which any Continuing Employee (as defined below) otherwise becomes eligible to receive benefits and who would be deemed under such Parent Plans to have a disqualifying pre-existing condition will be waived, to the extent such condition was covered by a Company Plan immediately prior to the Effective Time. For purposes of determining the eligibility and vesting of Continuing Employees under the Parent Plans, each Continuing Employee (who otherwise becomes eligible under the Parent Plans) shall be given full credit under the Parent Plans for such Continuing Employee's period of service with the Company prior to the Effective Time which was recognized under the Company Plans prior to the Effective Time. For purposes of this Section 5.10 "Continuing Employee" shall mean any person who is an employee of the Company at the Effective Time who continues as an employee of the Surviving Corporation or Parent after the Effective Time.

      (b) From and after the Closing, Parent shall, and shall cause the Surviving Corporation to, honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to or in respect of each Company employee, former Company employee or Company director under the terms of each Company Plan and each agreement or other written arrangement between the Company and any such Company employee, former Company employee or Company director, in each case, as in effect immediately prior to the Effective Time.

      (c) The Board of Directors of Parent, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall, reasonably promptly after the date hereof, and in any event prior to the Effective Time, adopt a resolution providing that the receipt, by those officers and directors of the Company who may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent Common Stock following the Effective Time, of Parent Common Stock in the Merger or upon the exercise of the Company Options assumed by Parent, in each case pursuant to the transactions contemplated hereby, are intended to be exempt transactions under such Rule 16b-3.

    5.11.  Nasdaq Listing.  Parent shall use all reasonable efforts to cause the shares of Parent Common Stock being issued in the Merger to be approved for quotation on Nasdaq.

    5.12.  Election to Board of Directors.  Simultaneously with the Effective Time, the size of the Parent's Board of Directors shall be set at nine, and David Martin and Nicholas Pritzker shall be added as Class II and I directors of Parent, respectively.

    5.13.  FIRPTA Matters.  At the Closing, the Company shall deliver to Parent a certificate (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Code Section 1445 that withholding of tax is not required pursuant to FIRPTA.

    5.14.  Transfer Restriction Agreements.  The Company shall use reasonable efforts to cause each Person who is or becomes an "affiliate" (as that term is used in Rule 145 promulgated under the Securities Act) of the Company to execute and deliver to Parent, prior to the date of the mailing of the Proxy Statement/Prospectus to the Company's Stockholders, a Transfer Restriction Agreement in the form of Exhibit F ("Transfer Restriction Agreement").

    5.15.  Employment Contracts.  David Martin, John Whelan, David Mack, Richard Murray, Edwin Ching, and Barbara Finck shall, after the Closing, be entitled to enter into such employment, severance or similar arrangements with Parent as similarly situated employees of Parent. Set forth in Part 5.15 of the Parent Disclosure Schedule are the terms of the employment and severance arrangements for such individuals that Parent will adopt on or prior to the Effective Time. Upon the closing, David Martin shall be appointed President of the Parent's drug discovery operations which shall include the business previously conducted by the Company. David Martin, upon consultation with the CEO of the Parent, shall determine the titles and job responsibilities of John Whelan, David Mack, Richard Murray, Edward Ching and Barbara Finck.

SECTION 6. Conditions Precedent to Obligations of Parent and Merger Sub

    The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

    6.1.  Accuracy of Representations.  The representations and warranties of the Company set forth in this Agreement shall have been accurate in all material respects when made and as of the Closing Date as if made on and as of the Closing Date, except for representations and warranties that expressly speak only as of a specific date or time, which need only be accurate in all material respects as of such date or time, and except for representations and warranties qualified by Material Adverse Effect or other materiality qualifiers, which must be accurate in all respects when made and as of the Closing Date as if made on and as of the Closing Date and except for representations and warranties that expressly speak only as of a specific date or time and are qualified by Material Adverse Effect or other materiality qualifiers, which must be accurate in all respects as of such date or time.

    6.2.  Performance of Covenants.  All of the covenants that the Company is required to comply with or to perform under this Agreement at or prior to the Closing shall have been complied with and performed in all material respects.

    6.3.  Effectiveness of Registration Statement.  The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the Form S-4 Registration Statement.

    6.4.  Stockholder Approval.  The Amendment and the issuance of Parent Common Stock in the Merger shall have been approved by the Parent Required Vote.

    6.5.  Agreements and Documents.  Parent shall have received the following documents, each of which shall be in full force and effect:

      (a) an Escrow Agreement in the form of Exhibit D, executed by the Company Stockholders' Representative and the Escrow Agent;

      (b) the certificate referred to in Section 5.13, executed by the Company;

      (c) a legal opinion of Debevoise & Plimpton, dated as of the Closing Date, in the form attached hereto as Exhibit G; and

      (d) a legal opinion of Dechert, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code.

    6.6.  Nasdaq Listing.  The shares of Parent Common Stock to be issued in the Merger shall have been approved for quotation on Nasdaq.

    6.7.  No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any U.S. federal or state law or regulation enacted or deemed applicable to the Merger that makes consummation of the Merger illegal. Other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, all authorizations, consents, waivers, orders or approvals of, or declarations or filing with, any Governmental Body, the failure of which to obtain or make would have a Material Adverse Effect on Parent or the Surviving Corporation or on the ability of Parent or the Company to consummate the transactions contemplated hereby, shall have been obtained or made.

    6.8.  HSR Act.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    6.9.  Material Adverse Change.  Since the date hereof, no event or circumstance shall have had a Material Adverse Effect with respect to the Company.

    6.10.  Compliance Certificate.  Parent shall have received a certificate, duly executed by an executive officer of the Company, certifying that the conditions set forth in Sections 6.1 and 6.2 have been satisfied (the "Company Compliance Certificate").

    6.11.  No Other Litigation.  There shall not be pending any Legal Proceeding brought by a Person other than a Governmental Body that in the reasonable judgment of Parent has a substantial likelihood of success, or brought by a Governmental Body: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its subsidiaries any damages that may be material to Parent, (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (d) which would affect adversely the right of Parent, the Surviving Corporation or any subsidiary of Parent to own the assets or operate the business of the Company.

    6.12.  Appraisal Rights.  Holders of no more than 5% of the Company Capital Stock (calculated after giving effect to the conversion into Company Common Stock of all outstanding shares of Company Preferred Stock) shall have exercised their appraisal rights pursuant to Section 262 of the DGCL.

SECTION 7. Conditions Precedent to Obligations of the Company.

    The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

    7.1.  Accuracy of Representations.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been accurate in all material respects when made and as of the Closing Date as if made on and as of the Closing Date, except for representations and warranties that expressly speak only as of a specific date or time, which need only be accurate in all material respects as of such date or time, and except for representations and warranties qualified by Material Adverse Effect or other materiality qualifiers, which must be accurate in all respects when made and as of the Closing Date as if made on and as of the Closing Date and except for representations and warranties that expressly speak only as of a specific date or time and are qualified by Material Adverse Effect or other materiality qualifiers, which must be accurate in all respects as of such date or time.

    7.2.  Performance of Covenants.  All of the covenants that Parent or Merger Sub is required to comply with or to perform under this Agreement at or prior to the Closing shall have been complied with and performed in all material respects.

    7.3.  Effectiveness of Registration Statement.  The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the Form S-4 Registration Statement.

    7.4.  Stockholder Approval.  This Agreement shall have been duly adopted and the Merger shall have been duly approved, and the conversion of the Company Preferred Stock into Company Common Stock immediately prior to the Effective Time shall have been duly approved, by the Company Required Vote, this Agreement shall have been duly adopted and the Merger shall have been duly approved by the Merger Sub Required Vote, and the Amendment and the issuance of Parent Common Stock in the Merger shall have been approved by the Parent Required Vote.

    7.5.  Legal Opinions.  The Company shall have received (a) a legal opinion of Debevoise & Plimpton, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code, which shall be in full force and effect and (b) a legal opinion of Dechert, dated as of the Closing Date, in the form attached hereto as Exhibit H.

    7.6.  Nasdaq Listing.  The shares of Parent Common Stock to be issued in the Merger shall have been approved for quotation on Nasdaq.

    7.7.  No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any U.S. federal or state law or regulation enacted or deemed applicable to the Merger that makes consummation of the Merger illegal. Other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, all authorizations, consents, waivers, orders or approvals of, or declarations or filing with, any Governmental Body, the failure of which to obtain or make would have a Material Adverse Effect on Parent or the Surviving Corporation, or on the ability of Parent or the Company to consummate the transactions contemplated hereby shall have been obtained or made.

    7.8.  HSR Act.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    7.9.  Material Adverse Change.  Since the date hereof, no event or circumstance shall have had a Material Adverse Effect with respect to Parent.

    7.10.  Compliance Certificate.  The Company shall have received a certificate, duly executed by an executive officer of Parent, certifying that the conditions set forth in Sections 7.1 and 7.2 have been satisfied.

    7.11.  Board of Directors.  The size of Parent's Board of Directors shall have been increased to nine, and Parent's directors shall have appointed David Martin and Nicholas Pritzker as Class II and I directors, respectively to fill the resulting vacancies, all subject to the consummation of the Merger.

SECTION 8. Termination.

    8.1.  Termination.  This Agreement may be terminated prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the Company:

      (a) by mutual written consent of Parent and the Company;

      (b) by either Parent or the Company if the Merger shall not have been consummated by February 21, 2002 (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

      (c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

      (d) by either Parent or the Company if the Parent Stockholders' Meeting shall have been held and a vote of the stockholders of the Parent shall have been taken and the Amendment or the issuance of Parent Common Stock in the Merger shall not have been approved at such meeting by the Parent Required Vote; provided, however, that (1) the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure of the Parent's stockholders to approve the Amendment or the issuance of Parent Common Stock in the Merger at the Parent Stockholders' Meeting is attributable to a failure on the part of the Company to perform any material obligation required to have been performed by the Company under this Agreement and (2) Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure of Parent's stockholders to approve the Amendment or the issuance of Parent Common Stock in the Merger at the Parent Stockholders' Meeting is attributable to a failure on the part of Parent to perform any material obligation required to have been performed by Parent under this Agreement;

      (e) by either Parent or the Company if Parent or any committee of Parent's Board of Directors (i) shall, in accordance with Section 5.2(c), withdraw or modify in any adverse manner the Parent Board Recommendation or (ii) shall resolve to take any of the actions specified in the foregoing clause (i);

      (f)  by the Company, if (i) Parent or any committee of Parent's Board of Directors approves or recommends any Parent Acquisition Transaction or any sale of Parent's software business or drug discovery business or (ii) shall resolve to take any of the actions specified in the foregoing clause (i);

      (g) by Parent, following a breach of any representation, warranty or covenant of the Company set forth in this Agreement, in any such case such that the condition set forth in Section 6.1 or Section 6.2 would not be satisfied as of the time of such breach, provided, that if such breach in such representation, warranty or covenant is curable by the Company through the exercise of reasonable efforts within 30 days after the time of such breach, then Parent may not terminate this Agreement under this Section 8.1(g) during such 30-day period provided the Company continues to exercise such reasonable efforts, and Parent may not, in any event, terminate this Agreement under this Section 8.1(g) as a result of such breach if such breach shall have been cured in all material respects; and provided further, that Parent may not terminate this Agreement pursuant to this Section 8.1(g) if it shall have willfully and materially breached this Agreement;

      (h) by the Company, following a breach of any representation, warranty or covenant of Parent set forth in this Agreement, in any such case such that the condition set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach, provided that if such breach in such representation, warranty or covenant is curable by Parent through the exercise of reasonable efforts within 30 days after the time of such breach, then the Company may not terminate this Agreement under this Section 8.1(h) during such 30-day period provided Parent continues to exercise such reasonable efforts, and the Company may not, in any event, terminate this Agreement under this Section 8.1(h) as a result of such breach if such breach shall have been cured in all material respects; and, provided further, that the Company may not terminate this Agreement pursuant to this Section 8.1(h) if it shall have willfully and materially breached this Agreement;

      (i)  by Parent, if the Fair Market Value is less than $11.738; or

      (j)  by the Company, if the Fair Market Value is less than $8.932.

    8.2.  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 8.2, Section 8.3, the last sentence of Section 4.1 and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any liability for any breach of this Agreement.

    8.3.  Termination Fee; Expenses.

      (a) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d), a Parent Acquisition Proposal shall have been made public before the Parent Stockholders' Meeting, and within nine months of the Parent Stockholders' Meeting, Parent signs a definitive merger or similar agreement for a Parent Acquisition Transaction with any Person, then Parent shall pay to the Company, in cash, a nonrefundable fee in the amount of $11,000,000 within three business days of such signing.

      (b) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(e), then Parent shall pay to the Company, in cash, a nonrefundable fee in the amount of $11,000,000.

      (c) If this Agreement is terminated by Parent pursuant to Section 8.1(g), then the Company shall pay Parent, in cash, a nonrefundable fee equal to 100% of Parent's out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby. If this Agreement is terminated by the Company pursuant to Section 8.1(h), then Parent shall pay the Company, in cash, a nonrefundable fee equal to 100% of the Company's out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby.

      (d) Any termination payment required under Section 8.3(b) or Section 8.3(c) shall be made within three business days after termination of this Agreement.

      (e) Neither Parent nor the Company shall be entitled or permitted to collect more than one termination fee under this Section 8.3. In the event of the payment of a termination fee under this Section 8.3, such payment shall be the payee's sole remedy against the payor in connection with the termination of this Agreement, except under circumstances of willful breach or fraud.

      (f)  Except as otherwise provided by this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

SECTION 9. Indemnification.

    9.1.  Survival of Representations.

      (a) The representations and warranties made by the Company (including the representations and warranties set forth in Section 2 as modified or supplemented by the Company Disclosure Schedule and the representations set forth in the Company Compliance Certificate) shall survive the Closing and shall expire at the end of the Escrow Period; provided, however, that if, at any time prior to the end of the Escrow Period, any Parent Indemnitee delivers to the Company Stockholders' Representatives a written notice alleging in good faith the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Parent Indemnitee's belief that such an inaccuracy or breach exists) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the representation or warranty underlying the claim asserted in such notice shall survive the end of the Escrow Period, solely with respect to such claim, until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and Merger Sub shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.

      (b) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Parent Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Parent Indemnitees or any of their Representatives.

    9.2.  Indemnification.

      (a) From and after the Closing Date (but subject to Section 9.1(a)), each Parent Indemnitee shall be held harmless and shall be indemnified from and against, and shall be compensated, reimbursed and paid for, any Damages which are suffered or incurred by any Parent Indemnitee or to which any Parent Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty of the Company set forth in this Agreement (as supplemented or modified by the Company Disclosure Schedule) or in the Company Compliance Certificate; (ii) any breach of any covenant or obligation of the Company (including the covenants set forth in Sections 4 and 5); or (iii) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clauses "(i)" or "(ii)" above (including any Legal Proceeding commenced by any Parent Indemnitee for the purpose of enforcing any of its rights under this Section 9).

      (b) In the event the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as a Parent Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred the same Damages as a result of and in connection with such inaccuracy or breach.

    9.3.  Threshold.  No Parent Indemnitee shall be entitled to indemnification pursuant to Section 9.2(a) for any inaccuracy in or breach of any of the Company's representations and warranties set forth in this Agreement or the Company Compliance Certificate until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Parent Indemnitees, or to which any one or more of the Parent Indemnitees has or have otherwise become subject, exceeds $1,000,000 in the aggregate, provided that if the total amount of such Damages exceeds $1,000,000, then any Parent Indemnitee that has suffered or incurred any Damages shall be entitled to be held harmless, indemnified against and compensated, reimbursed and paid for all such Damages suffered or incurred.

    9.4.  Offset Against Escrow Shares and Cash; Sole Remedy.  Subject to Section 9.3, in the event any Parent Indemnitee shall suffer any Damages for which such Parent Indemnitee is entitled to indemnification under this Section 9, such Parent Indemnitee shall be entitled to recover such Damages solely by obtaining that number of Escrow Shares and Escrow Cash, if any, equal in value (as determined in accordance with the terms and conditions of the Escrow Agreement) to the aggregate amount of such Damages, and such recovery shall be made from the Escrow Shares and Escrow Cash, if any, as set forth in the Escrow Agreement. The Company stockholders shall have no liability for Damages in excess of the number of Escrow Shares and Escrow Cash, if any, held under the Escrow Agreement.

    9.5.  No Contribution.  The Company stockholders shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which such stockholders may become subject under or in connection with this Agreement or the Escrow Agreement.

      (a) In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any of the Parent Indemnitees may be entitled to indemnification or any other remedy pursuant to this Section 9, Parent shall promptly give the Company Stockholders' Representatives and the Escrow Agent written notice of such claim or Legal Proceeding (a "Claim"); provided, however, that any failure on the part of Parent to so notify the Company Stockholders' Representatives shall not limit any of the Parent Indemnitees' rights to indemnification under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

      (b) Within ten business days of delivery of such written notice, the Company Stockholders' Representatives may elect (by written notice delivered to Parent) to take all necessary steps properly to contest any Claim involving third parties or to prosecute such Claim to conclusion or settlement. If the Company Stockholders' Representatives make the foregoing election, Parent will have the right to participate at its own expense in all proceedings. If the Company Stockholders' Representatives do not make such election within such period or fail to diligently contest such Claim after such election, then Parent shall be free to handle the prosecution or defense of any such Claim, and will take all necessary steps to contest the Claim involving third parties or to prosecute such Claim to conclusion or settlement, and will notify the Company Stockholders' Representatives of the progress of any such Claim, will permit the Company Stockholders' Representatives at the sole cost of the Company Stockholders' Representatives, to participate in such prosecution or defense and will provide the Company Stockholders' Representatives with reasonable access to all relevant information and documentation relating to the Claim and the prosecution or defense thereof.

      (c) Notwithstanding the foregoing, if a Claim includes Damages equal to an amount in excess of the value of the Escrow Shares and Escrow Cash on the date of the Claim, or relates to any Proprietary Assets or other intellectual property issues, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. In any case, the party not in control of the Claim will cooperate with the other party in the conduct of the prosecution or defense of such Claim.

      (d) Neither party will compromise or settle any such Claim without the written consent of either Parent (if the Company Stockholders' Representatives defend the Claim) or the Company Stockholders' Representatives (if Parent or other Parent Indemnitees defend the Claim), such consent not to be unreasonably withheld.

      (e) If Parent or the Company Stockholders' Representatives proceed with the defense of any claim or Legal Proceeding pursuant to this Section 9, all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be satisfied out of the Escrow Shares and Escrow Cash in the manner set forth in the Escrow Agreement.

    9.6.  Exercise of Remedies by Parent Indemnitees Other Than Parent.  No Parent Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement or under the Escrow Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

SECTION 10. Miscellaneous Provisions.

    10.1.  Company Stockholders' Representatives.

      (a) The stockholders of the Company, by adopting this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby, hereby irrevocably appoint Fred Craves, Jeremy Goldberg and David W. Martin, Jr. as their agents and attorneys-in-fact for purposes of Section 9 and the Escrow Agreement (the "Company Stockholders' Representatives"), and consent to the taking by the Company Stockholders' Representatives of any and all actions and the making of any decisions required or permitted to be taken by them under Section 9 hereof or the Escrow Agreement (including, without limitation, the exercise of the power (i) to authorize delivery to Parent of the Escrow Shares and Escrow Cash in satisfaction of claims by Parent, (ii) to agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, (iii) to resolve any claim made pursuant to Section 9, and (iv) take all actions necessary in the judgment of the Company Stockholders' Representatives for the accomplishment of the foregoing). By their execution below, the Company Stockholders' Representatives hereby accept their appointment as the Company Stockholders' Representatives for purposes of Section 9 and the Escrow Agreement. Parent shall be entitled to deal exclusively with the Company Stockholders' Representatives on all matters relating to Section 9 and the Escrow Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company stockholder by a majority of the Company Stockholders' Representatives, and on any other action taken or purported to be taken on behalf of any Company stockholder by the Company Stockholders' Representatives, as fully binding upon such Company stockholder.

      (b) A decision, act, consent or instruction of a majority of the Company Stockholders' Representatives shall constitute a decision of all Company stockholders for whom shares of Parent Common Stock and Cash Consideration, if applicable, otherwise issuable to them are deposited with the Escrow Agent pursuant to the Escrow Agreement and shall be final, binding and conclusive upon each such Company stockholder, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of a majority of the Company Stockholders' Representatives as being the decision, act, consent or instruction of each and every such Company stockholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Company Stockholders' Representatives.

      (c) If any of the Company Stockholders' Representatives shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Company stockholders, then the remaining Company Stockholders' Representatives shall, within ten days after such death or disability, appoint a successor representative. Any such successor shall become a "Company Stockholders' Representative" for purposes of Section 9, the Escrow Agreement and this Section 10.1. Any Company Stockholders' Representative may be replaced prior to the Effective Time by a vote of the holders of a majority of the outstanding Company Capital Stock or after the Effective Time by the beneficial holders of a majority of the Escrow Shares.

      (d) The Stockholders' Representatives shall keep confidential all nonpublic information regarding Parent and its subsidiaries that the Stockholders' Representatives may obtain in the course of performing its duties hereunder.

    10.2.  Amendment.  This Agreement may be amended with the approval of the respective Boards of Directors of the Company and Parent at any time before or after approval of this Agreement by the stockholders of the Company; provided, however, that after any such stockholder approval, no amendment shall be made which by law requires further approval of the stockholders of the Company without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    10.3.  Waiver.

      (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

      (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

    10.4.  Entire Agreement; Counterparts; Applicable Law.  This Agreement, the Confidentiality Agreement, the certain letter agreement from Parent to the Company dated June 20, 2001 and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into and wholly to be performed therein, expect to the extent that the DGCL mandatorily applies, and any and every legal or other proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of New York, in the State of New York, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose.

    10.5.  Assignability.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective permitted successors and assigns; provided, however, that neither this Agreement nor any of any party's rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties hereto, and any attempted assignment of this Agreement or any of such rights or obligations without such consent shall be void and of no effect. Except as set forth in Sections 5.4, 5.5, 5.10 and 5.15 with respect to directors, officers and employees of the Company and Section 9 with respect to Parent Indemnitees and as otherwise provided in this Agreement, nothing in this Agreement is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

    10.6.  Notices.  All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    To Parent or Merger Sub:

      PHARMACOPEIA, INC.
      3000 Eastpark Boulevard
      Cranbury, NJ 08512
      Attention: Joseph A. Mollica
      Telephone: (609) 452-3600
      Fax: (609) 452-3672

    with a copy to:

      Dechert
      Princeton Pike Corporate Center
      997 Lenox Drive
      Building 3, Suite 210
      Lawrenceville, NJ 08648
      Attention: James J. Marino, Esq.
      Telephone: (609) 620-3230
      Fax: (609) 620-3259

    To the Company:

      EOS BIOTECHNOLOGY, INC.
      225A Gateway Boulevard
      South San Francisco, CA 94080-7019
      Attention: David W. Martin, Jr.
      Telephone: (650) 246-2300
      Fax: (650) 583-3881

    with a copy to:

      Debevoise & Plimpton
      919 Third Avenue
      New York, NY 10022
      Attention: Franci J. Blassberg
      Telephone: (212) 909-6000
      Fax: (212) 909-6836

    To the Company Stockholders' Representatives:

      David W. Martin, Jr.,
      c/o EOS BIOTECHNOLOGY, INC.
      225A Gateway Boulevard
      South San Francisco, CA 94080-7019
      Telephone: (650) 246-2300
      Fax: (650) 583-3881

      Jeremy Goldberg
      c/o ProQuest Management
      600 Alexander Park
      Suite 204
      Princeton, NJ 08540
      Telephone: (609) 919-3560
      Fax: (609) 919-3570

      Fred Craves
      c/o Bay City Capital
      710 Battery Street
      Suite 600
      San Francisco, CA 94111
      Telephone: (415) 835-9340
      Fax: (415) 837-0996

    with a copy to:

      Debevoise & Plimpton
      919 Third Avenue
      New York, NY 10022
      Attention: Franci J. Blassberg
      Telephone: (212) 909-6000
      Fax: (212) 909-6836

    All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such telecopy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch and (d) in the case of mailing, on the fifth business day following such mailing.

    10.7.  Cooperation.  Each of the Company and Parent agrees to cooperate fully with the other party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

    10.8.  Construction.

      (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

      (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

      (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

    10.9.  Titles.  The titles and captions of the Sections of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

    10.10.  Sections and Exhibits.  Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

    10.11.  Rights and Remedies.  In the event of any dispute following the termination of this Agreement, the representations, warranties, covenants and obligations of either party, and the rights and remedies that may be exercised by the other party, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of, the party alleging a breach or any of its Representatives.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PHARMACOPEIA, INC.

By:	/s/ JOSEPH A. MOLLICA, PH.D Name: Joseph A. Mollica, Ph.D Title: Chief Executive Officer

EAGLE ACQUISITION CORPORATION

By:	/s/ JOSEPH A. MOLLICA, PH.D Name: Joseph A. Mollica, Ph.D Title: President

EOS BIOTECHNOLOGY, INC.

By:	/s/ DAVID W. MARTIN, JR. Name: David W. Martin, Jr. Title:

COMPANY STOCKHOLDERS' REPRESENTATIVES

By:	/s/ FRED CRAVES Name: Fred Craves Title:

By:	/s/ JEREMY GOLDBERG Name: Jeremy Goldberg Title:

By:	/s/ DAVID W. MARTIN, JR. Name: David W. Martin, Jr. Title:

EXHIBIT A

CERTAIN DEFINITIONS

    For purposes of the Agreement (including this Exhibit A):

    Agreement.  "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

    Amendment.  "Amendment" has the meaning set forth in Section 5.1(c).

    Appraisal Shares.  "Appraisal Shares" shall have the meaning set forth in Section 1.8.

    Cash Consideration.  "Cash Consideration" shall have the meaning set forth in Section 1.5(a)(iii).

    Certificate of Merger.  "Certificate of Merger" shall have the meaning set forth in Section 1.3.

    Claim.  "Claim" shall have the meaning set forth in Section 9.5.

    Closing.  "Closing" shall have the meaning set forth in Section 1.3.

    Closing Date.  "Closing Date" shall have the meaning set forth in Section 1.3.

    Code.  "Code" shall have the meaning set forth in the recitals to the Agreement.

    Company.  "Company" shall have the meaning set forth in the preamble to the Agreement.

    Company Acquisition Proposal.  "Company Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) contemplating or otherwise relating to any Company Acquisition Transaction.

    Company Acquisition Transaction.  "Company Acquisition Transaction" shall mean any transaction or series of related transactions involving:

      (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which the Company is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons acquires beneficial or record ownership of securities representing more than 50% of the outstanding securities of any class of voting securities of the Company, or (iii) in which the Company issues securities representing more than 50% of the outstanding securities of any class of voting securities of the Company; or

      (b) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 50% of the assets of the Company.

    Company Board Recommendation.  "Company Board Recommendation" shall have the meaning set forth in Section 2.16.

    Company Capital Stock.  "Company Capital Stock" shall mean Company Common Stock and Company Preferred Stock.

    Company Common Stock.  "Company Common Stock" shall mean the common stock, $0.001 par value per share, of the Company.

    Company Compliance Certificate.  "Company Compliance Certificate" shall have the meaning set forth in Section 6.10.

A–1

    Company Contract.  "Company Contract" shall mean any Contract that is material to the Company, to the business or operations of the Company or to any of the transactions contemplated by the Agreement: (a) to which the Company is a party; or (b) by which the Company or any asset of the Company is bound or under which the Company has any obligation.

    Company Disclosure Schedule.  "Company Disclosure Schedule" shall have the meaning set forth in Section 2.

    Company Financial Statements.  "Company Financial Statements" shall have the meaning set forth in Section 2.3.

    Company Options.  "Company Options" shall have the meaning set forth in Section 2.2(b).

    Company Plans.  "Company Plans" shall have the meaning set forth in Section 2.11.

    Company Preferred Stock.  "Company Preferred Stock" shall mean the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock.

    Company Proprietary Asset.  "Company Proprietary Asset" shall mean any Proprietary Asset material to the business of the Company owned by or licensed to the Company, except for agreements for the license to the Company of software generally available to the public.

    Company Required Vote.  "Company Required Vote" shall have the meaning set forth in Section 2.17.

    Company Returns.  "Company Returns" shall have the meaning set forth in Section 2.10.

    Company Security.  "Company Security" shall have the meaning set forth in Section 5.4(b).

    Company Stock Certificate.  "Company Stock Certificate" shall have the meaning set forth in Section 1.6.

    Company Stockholders' Representatives.  "Company Stockholders' Representatives" shall have the meaning set forth in Section 10.1.

    Confidentiality Agreement.  "Confidentiality Agreement" shall have the meaning set forth in Section 4.1.

    Consent.  "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

    Continuing Employees.  "Continuing Employees" shall have the meaning set forth in Section 5.10.

    Contract.  "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, or other legally binding commitment or undertaking of any nature.

    Conversion.  "Conversion" shall have the meaning set forth in Section 2.17.

    Conversion Vote.  "Conversion Vote" shall have the meaning set forth in Section 2.17.

    Damages.  "Damages" shall include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

    DGCL.  "DGCL" shall have the meaning set forth in the recitals to the Agreement.

A–2

    Effective Time.  "Effective Time" shall have the meaning set forth in Section 1.3.

    Encumbrance.  "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest or encumbrance.

    Entity.  "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

    Environmental Law.  "Environmental Law" shall mean any applicable federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of or exposure to Materials of Environmental Concern.

    ERISA.  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    ERISA Affiliate.  With respect to any Entity, "ERISA Affiliate" shall mean (a) any corporation included with such Entity in a controlled group of corporations within the meaning of Section 414(b) of the Code; (b) any trade or business (whether or not incorporated) which is under common control with such Entity within the meaning of Section 414(c) of the Code; (c) any member of an affiliate service group of which such Entity is a member within the meaning of Section 414(m) of the Code; or (d) any other person or entity treated as an affiliate of such Entity under Section 414(o) of the Code.

    Escrow Agent.  "Escrow Agent" shall have the meaning set forth in Section 1.9.

    Escrow Agreement.  "Escrow Agreement" shall have the meaning set forth in Section 1.9.

    Escrow Cash.  "Escrow Cash" shall have the meaning set forth in Section 1.9.

    Escrow Period.  "Escrow Period" shall have the meaning set forth in Section 1.9.

    Escrow Shares.  "Escrow Shares" shall have the meaning set forth in Section 1.9.

    Evaluation Materials.  "Evaluation Materials" shall have the meaning set forth in Section 4.1.

    Exchange Act.  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    Exchange Agent.  "Exchange Agent" shall have the meaning set forth in Section 1.7.

    Exchange Fund.  "Exchange Fund" shall have the meaning set forth in Section 1.7.

    Exchange Ratio.  "Exchange Ratio" shall have the meaning set forth in Section 1.5(a)(iii).

    Fair Market Value of the Parent Common Stock.  "Fair Market Value of the Parent Common Stock" shall mean the average of the closing prices of the Parent Common Stock on Nasdaq, rounded to the nearest one-thousandth, over the thirty-day period ending three days prior to the Parent Stockholders' Meeting.

    Form S-4 Registration Statement.  "Form S-4 Registration Statement" shall have the meaning set forth in Section 5.1.

    GAAP.  "GAAP" shall have the meaning set forth in Section 2.3.

A–3

    Governmental Authorization.  "Governmental Authorization" shall mean any permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

    Governmental Body.  "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

    HSR Act.  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    Indemnified Parties.  "Indemnified Parties" shall have the meaning set forth in Section 5.5.

    Proxy Statement/Prospectus.  "Proxy Statement/Prospectus" shall mean the Proxy Statement/prospectus to be sent to the Company's stockholders in connection with the Company Stockholder's Meeting and to Parent's stockholders in connection with the Parent Stockholders' Meeting.

    Knowledge.  "Knowledge" shall mean the actual knowledge of the executive officers of any entity to which such term applies.

    Legal Proceeding.  "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding or hearing conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

    Legal Requirement.  "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule or regulation, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

    Material Adverse Effect.  An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Company if such event, violation, inaccuracy, circumstance or other matter individually or in the aggregate with such other events, violations, inaccuracies, circumstances or other matters would have a material adverse effect on the business, financial condition, assets (including intangible assets), liabilities (contingent or otherwise), operations or financial performance of the Company, other than any event, circumstance or other matter that results or arises from or relates to (i) changes in (A) economic or market conditions or prevailing interest rates, (B) the industry in which the Company operates, or (C) laws, regulations or accounting standards, principles or interpretations, or (ii) the announcement of this Agreement or the consummation of the transactions contemplated by this Agreement. An event, violation, inaccuracy, circumstance or other matter will be deemed to constitute a "Material Adverse Effect" on Parent if such event, violation, inaccuracy, circumstance or other matter individually or in the aggregate with such other events, violations, inaccuracies, circumstances or other matters would have a material adverse effect on the business, financial condition, assets (including intangible assets), liabilities (contingent or otherwise), operations or financial performance of Parent and its subsidiaries taken as a whole, other than any event, circumstance or other matter that results or arises from or relates to (i) changes in (A) economic or market conditions or prevailing interest rates, (B) the industry in which the Parent operates, or (C) laws, regulations or accounting standards, principles or interpretations, or (ii) the announcement of this Agreement or the consummation of the transactions contemplated by this Agreement.

A–4

    Materials of Environmental Concern.  "Materials of Environmental Concern" shall mean chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, petroleum and petroleum products, radioactive materials, polychlorinated biphenyls, asbestos, and any other toxic or hazardous substance, waste or material.

    Merger.  "Merger" shall have the meaning set forth in the recitals to the Agreement.

    Merger Sub.  "Merger Sub" shall have the meaning set forth in the preamble to the Agreement.

    Merger Sub Required Vote.  "Merger Sub Required Vote" shall have the meaning set forth in Section 3.4.

    Merger Vote.  "Merger Vote" shall have the meaning set forth in Section 2.17.

    Nasdaq.  "Nasdaq" shall mean the Nasdaq National Market.

    Parent.  "Parent" shall have the meaning set forth in the preamble to the Agreement.

    Parent Acquisition Proposal.  "Parent Acquisition Proposal" shall mean any offer or proposal contemplating or otherwise relating to any Parent Acquisition Transaction.

    Parent Acquisition Transaction.  "Parent Acquisition Transaction" shall mean any transaction or series of related transactions involving:

      (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which Parent is acquired in its entirety by merger, or (ii) as a result of which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons acquires beneficial or record ownership of securities representing more than 50% of the outstanding Parent Common Stock; or

      (b) any sale, lease, exchange, transfer, license, acquisition or disposition of all or substantially all of Parent's assets (excluding a sale of Parent's software business or drug discovery business).

    Parent Board Recommendation.  "Parent Board Recommendation" shall have the meaning set forth in Section 3.3.

    Parent Capital Stock.  "Parent Capital Stock" shall mean the Parent Common Stock and the Parent Preferred Stock.

    Parent Common Stock.  "Parent Common Stock" shall mean the Common Stock, $.0001 par value per share, of Parent.

    Parent Contract.  "Parent Contract" shall mean any Contract that has been filed by Parent as an exhibit to a registration statement or report filed by Parent with the SEC or is of a nature such that such Contract would be required to be filed with the SEC as an exhibit to a report filed pursuant to Section 13 of the Exchange Act (notwithstanding that such report may not yet be due), under which Parent or any other party to such Contract has ongoing rights or obligations.

    Parent Disclosure Schedule.  "Parent Disclosure Schedule" shall have the meaning set forth in Section 3.

    Parent Indemnitees.  "Parent Indemnitees" shall mean the following Persons: (a) Parent; (b) Parent's current and future affiliates (as that term is used in Rule 145 promulgated under the Securities Act) other than the Company stockholders (but including the Surviving Corporation); (c) the respective officers, directors, employees, agents, attorneys, accountants and advisors of the Persons

A–5

referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above.

    Parent Options.  "Parent Options" shall have the meaning set forth in Section 3.8.

    Parent Plans.  "Parent Plans" shall have the meaning set forth in Section 5.10.

    Parent Preferred Stock.  "Parent Preferred Stock" shall mean the Preferred Stock, par value $.0001 per share, of Parent.

    Parent Proprietary Asset.  "Parent Proprietary Asset" shall mean any Proprietary Asset material to the business of the Parent owned by or licensed to Parent, directly or indirectly through one of its subsidiaries, except for agreements for the license to Parent or any applicable subsidiary of software generally available to the public.

    Parent Required Vote.  "Parent Required Vote" has the meaning set forth in Section 3.4.

    Parent SEC Document.  "Parent SEC Document" shall have the meaning specified in Section 3.2.

    Parent Stockholders' Meeting.  "Parent Stockholders' Meeting" shall have the meaning set forth in Section 5.2.

    Permitted Liens.  "Permitted Liens" shall have the meaning set forth in Section 2.5.

    Person.  "Person" shall mean any individual, Entity or Governmental Body.

    Plan.  "Plan" shall have the meaning set forth in Section 2.11.

    Pre-Closing Period.  "Pre-Closing Period" shall have the meaning set forth in Section 4.1.

    Proprietary Asset.  "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, computer software, computer program, source code, algorithm, invention, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) licenses of the foregoing.

    Related Party.  "Related Party" shall have the meaning set forth in Section 2.14.

    Representatives.  "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

    SEC.  "SEC" shall mean the United States Securities and Exchange Commission.

    Securities Act.  "Securities Act" shall mean the Securities Act of 1933, as amended.

    Series A Preferred Stock.  "Series A Preferred Stock" shall mean the Series A Preferred Stock, $0.001 par value per share, of the Company.

    Series B Preferred Stock.  "Series B Preferred Stock" shall mean the Series B Preferred Stock, $0.001 par value per share, of the Company.

    Series C Preferred Stock.  "Series C Preferred Stock" shall mean the Series C Preferred Stock, $0.001 par value per share, of the Company.

    Series D Preferred Stock.  "Series D Preferred Stock" shall mean the Series D Preferred Stock, $0.001 par value per share, of the Company.

A–6

    Series E Preferred Stock.  "Series E Preferred Stock" shall mean the Series E Preferred Stock, $0.001 par value per share, of the Company.

    Stock Consideration.  "Stock Consideration" shall have the meaning set forth in Section 1.5(a)(iii).

    Surviving Corporation.  "Surviving Corporation" shall have the meaning set forth in Section 1.1.

    Tax.  "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, capital stock tax, capital duty tax, alternative minimum tax, estimated tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy or assessment, imposed, assessed or collected by or under the authority of any Governmental Body and shall include any interest on a tax deficiency, any tax penalties, any additions to tax, and any additional amounts in respect of tax.

    Tax Return.  "Tax Return" shall mean any return (including any information return) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

    Transfer Restriction Agreements.  "Transfer Restriction Agreements" shall have the meaning set forth in Section 5.14.

    Voting Agreement.  "Voting Agreement" shall have the meaning set forth in the recitals to the Agreement.

A–7

QuickLinks

  EXHIBIT 2.1
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
TABLE OF CONTENTS
EXHIBITS
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
  EXHIBIT A
CERTAIN DEFINITIONS